EXHIBIT 10.7
Execution Copy
[**] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED SERVICES AGREEMENT

between

IHC Health Services, Inc.

and

R1 RCM Inc.

i

[**] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

[**] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED SERVICES AGREEMENT
This Amended and Restated Services Agreement is entered into effective as of January 23, 2018 (the “Effective Date”), between IHC Health Services, Inc., a Utah non-profit corporation, (“IMH” or sometimes referred to as “Intermountain”, “Intermountain Healthcare” or “Client”) and R1 RCM Inc., a Delaware corporation, formerly known as Accretive Health, Inc. (“R1” or sometimes referred to as “R1 RCM”). Intermountain Healthcare and R1 are each sometimes referred to herein as a “Party”, and collectively, the “Parties.”
RECITALS
WHEREAS, IMH and R1 previously entered into an Accretive Health Services Agreement (together with all schedules, exhibits, annexes, attachments and amendments thereto, the “Original Services Agreement”) effective October 11, 2011 (“Original Effective Date”);
WHEREAS, IMH desires to procure from R1, and R1 desires to provide to IMH and the IMH Facilities and IMH Providers, the Services as defined and described herein;

v

WHEREAS, R1 met with IMH leadership in developing the framework for furthering the existing revenue cycle relationship between the Parties and during those meetings, R1 made key commitments to IMH through a series of presentations to IMH;
WHEREAS, IMH and R1 have engaged in negotiations, discussions and due diligence that have culminated in the formation of the contractual relationship described in this Services Agreement; and
WHEREAS, IMH and R1 wish to amend and restate in its entirety the Original Services Agreement on the terms and conditions set forth herein.
AGREEMENT
NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, and incorporating the recitals above, the Parties hereby agree as follows:

I. DEFINITIONS
1.1    Key Terms. Certain capitalized terms used in this Services Agreement are defined in Exhibit 1.1 hereto, which is incorporated into this Services Agreement by this reference.
II. STRUCTURE AND APPROACH
2.1    Services Agreement. The body of this Services Agreement and all exhibits attached hereto and referenced herein (collectively, this “Services Agreement”) set forth terms and conditions pursuant to which R1 will render the Services to IMH. Without limiting the above, this Services Agreement includes each of the following, all of which are incorporated into this Services Agreement by this reference:
Exhibit 1.1        Definitions
Exhibit 3.1        Services
Exhibit 3.6        Service Levels
Exhibit 3.7        IMH Facility and Provider List
Exhibit 3.7-A        IMH Facilities
Exhibit 3.7-B        IMH Providers
Exhibit 3.7-C        Facilities Managed, but not Owned, by IMH
Exhibit 3.8-1         Form of Work Order
Exhibit 4.1        Transition of Services
Exhibit 6.1        R1 Technology
Exhibit 7.1        IMH Assets to be Made Available to R1
Exhibit 8.1-A        Joint Review Board Charter
Exhibit 8.2        Executive Sponsors
Exhibit 8.3         Operations Oversight Council Charter
Exhibit 8.5        Authorized Personnel
Exhibit 9.1        Non-Disclosure Agreements
Exhibit 10.1        Transitioned Employee Terms

Exhibit 11.1        Charges for Services
Exhibit 11.1-A        Base Fee
Exhibit 11.1-B        Incentive Fee
Exhibit 11.1-C        Payment Terms
Exhibit 13.2        Outsourcing to Off-Shore Resources
Exhibit 13.2-1        Outsourcing to Off-Shore Resources [**]
Exhibit 14.1        Third Party Agreements
Exhibit 16.1        Recovery Environment and Continuity of Business Requirements
Exhibit 17.4        Access and Confidentiality Agreement
Exhibit 18.8        Additional Compliance Obligations
Exhibit 18.9        Elements for [**] Compliance Report
Exhibit 19.2        [**] Reports and Data Sets
Exhibit 23.8        Disengagement Services
2.2    References to Contract Documents. References to any exhibit or section to this Services Agreement shall include all documents subsidiary to such exhibit or section (e.g., Section 11.1 includes Exhibit 11.1-A and 11.1-B, and Exhibit 3.8 includes Exhibit 3.8-1, etc.).
2.3    Transition from Original Services Agreement. This Services Agreement shall become effective and replace the Original Services Agreement as of the Effective Date, except as follows:

(a)	Services and Charges.

(i)
The Services and Charges set forth in this Services Agreement shall only be effective as of the Commencement Date as further specified in any Exhibits to this Services Agreement. Prior to such time (i.e., the period between the Effective Date and the Commencement Date), the terms of the Original Services Agreement shall govern with respect to services and charges under the Original Services Agreement.

(ii)
All determinations of payments due for services rendered under the Original Services Agreement shall be determined and paid under the payment terms of the Original Services Agreement in effect when such services were delivered.

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(iii)
All determinations relating to services rendered under the Original Services Agreement shall be determined under the applicable provisions of the Original Services Agreement in effect when such services were delivered.

(b)	Employee Transitions. The transition dates for any Transitioned Employees shall be the applicable Employment Effective Date for each such Transitioned Employee, as set forth in Exhibit 10.1.

(c)
Third Party Relationships. R1’s responsibility to manage and/or accept assignment of any In-Scope Agreement will only commence as of the date mutually agreed to by the Parties and set forth in an Exhibit 14.1 (or a subsequent amendment to Exhibit 14.1) for such In-Scope Agreement.

(d)
Other. If circumstances giving rise to a contractual claim between the Parties continues for a period that starts before and ends after the Effective Date, then the claims under the Original Services Agreement and this Services Agreement shall be coordinated and allocated between the Original Services Agreement and this Services Agreement in a reasonable manner based on the date of the occurrence of such circumstances.

III. SERVICES AND COVERED IMH FACILITIES AND PROVIDERS
3.1    Services. The Parties hereby agree that, in cooperation with Intermountain Healthcare, R1 will implement the Services for Intermountain Healthcare to improve Intermountain Healthcare’s net revenue, specifically by providing the following services as they may be amended, supplemented, enhanced, modified or replaced in accordance with this Services Agreement (the “Services”)”: the services, functions, processes, and responsibilities described or identified in Exhibit 3.1 or elsewhere in this Services Agreement. R1’s Services will improve net revenue and reduce the cost to collect through focused attention on operational key performance indicators.
3.2    Commencement Date. R1 shall provide each Service during the period beginning upon the Commencement Date and ending on the expiration or earlier termination of the Term, except to the extent that the period of provision of such Service may be extended for Disengagement Services under Section 23.8 or by the written agreement of the Parties.
3.3    R1 Responsibility. R1 shall be responsible for the performance of the Services in accordance with this Services Agreement even if such Services are actually performed or dependent upon services performed by Affiliates of R1 or R1 Contractors.
3.4    Appointment. Intermountain Healthcare hereby appoints R1 as the exclusive provider of the Services for the IMH Facilities and IMH Providers that are deemed to be in-scope and R1 accepts such appointment and agrees to provide the Services on the terms and under the conditions stated

herein. This exclusive provider appointment is subject to any out-of-scope agreements retained by IMH and any contrary provisions expressly set forth in this Services Agreement.
3.5    Competent Performance of Services. R1 covenants that all Services shall be delivered and performed by R1 (and if applicable, its Affiliates and R1 Contractors) in a professional and workmanlike manner by competent personnel having appropriate knowledge, experience and skill and in accordance with all applicable laws, rules and regulations, as more fully set forth in Article XVIII.
(a)    R1 represents that it is a trusted service provider who can optimize the revenue cycle of IMH. R1 is committed to building a high performing holistic and differentiated approach through the Services which includes: (i) bringing a robust and proven operating model leveraging R1 Technology and operating practices which provide increased gains (as described in Exhibit 11.1-B), process standardization, visibility, analytics and accountability; (ii) ability to efficiently manage acute and physician revenue cycle operations and varying delivery and payment models; and (iii) alignment with IMH strategic imperatives, which include: increasing performance at lower cost, focused innovation, improved integration of clinical and financial processes and job creation as described in Section 13.4.
(b)     Through the Services and performance of its obligations under this Agreement, R1 will bring enhanced expertise and capabilities to Salt Lake City targeting physician practice management, professional billing, and the related revenue cycle support.
3.6    Service Levels and Other Performance Standards. Beginning on the Commencement Date, R1 shall perform the Services so as to meet or do better than the “Service Levels” set forth in Exhibit 3.6 (the “Service Levels”).

(a)	Multiple Service Levels. If more than one Service Level applies to any particular obligation of R1, R1 shall perform in accordance with all applicable Service Levels.

(b)
Service Level Defaults. Service Level Defaults shall be addressed by the Parties as set forth in Exhibit 3.6. If the same Service Level is not met in multiple Measurement Windows, then there is a corresponding number of Service Level Defaults for that Service Level. For example, if a Service Level is not met in one Measurement Window and then is subsequently not met in another Measurement Window, then there are two Service Level Defaults even though each such default applies to the same Service Level.

3.7    Covered Facilities and Providers. R1 shall provide the Services to the IMH facilities listed on Exhibit 3.7-A (each an “IMH Facility” and collectively the “IMH Facilities”) and the IMH medical group providers listed on Exhibit 3.7-B (each an “IMH Provider” and collectively the “IMH Providers”). IMH may add facilities and providers to the IMH Facilities and IMH Providers covered under this Services Agreement by notice to R1, provided, however, that each such additional facility or provider shall be owned and controlled by IMH unless agreed to by R1 in writing. For any additional IMH Facility or IMH Provider, the Parties will prepare an implementation and transition plan which will allow for a reasonable amount of time for the implementation and transition of Services to and for the additional IMH Facility or IMH Provider, including reasonable and appropriate implementation fees for any such new facilities or providers if and as those fees are agreed to by the Parties in writing, as determined by the Operations Oversight Council within [**] days following R1’s request for such fees. The addition of any IMH Facilities and IMH Providers is subject to an adjustment of Charges pursuant to the terms of Section 11.1 and an adjustment to the Service Level obligations of each Party set forth in Sections 3.6. This Section 3.7 is subject to the Acquisition and Divestiture Process set forth in Article V below. Exhibit 3.7-C will govern Garfield Memorial Hospital, which is managed, but not owned, by IMH.
3.8    New Services. Without limiting the amendment process set forth in Section 24.14 below, the Parties agree that this Services Agreement may be amended to add, remove or change Services, as set forth in this Section 3.8 and substantially the form of Work Order set forth in Exhibit 3.8-A (a “Service Change”). For purposes of clarity, each such Work Order shall not be effective unless signed in writing by each Party and shall only take place on the effective date set forth in such order. The Party proposing a Service Change will provide the other Party with a written proposal, describing the proposed change, the anticipated effect that change will have on this Agreement, any applicable Work Order, Exhibits and/or the Services, and the rationale for such change. No requested Service Change shall be implemented unless and until both Parties have signed the applicable Work Order; provided, however, that in case of any disagreement between the Parties on approving such Service Change, the same shall be settled through the Joint Review Board, and if necessary the dispute resolution procedure set forth in Article XX of this Agreement. The Parties acknowledge that any addition to, removal of, or changes to the Services may result in additional, decreased or modified fees (except as set forth in the following sentence) which shall be set forth with specificity in each Work Order or via an amendment within the Work Order to the fee exhibits attached to this Services Agreement. R1 has no obligation to perform and IMH has no obligation to pay for any additional or modified Services absent written agreement by the Parties with respect thereto.
The Parties further agree that it is their mutual intent for the Services to be kept, to the extent practicable, current with advances in technology, methodology and processes and with revenue cycle industry standards and best practices for IMH’s business. Accordingly, the Parties shall work collaboratively and in good faith to explore opportunities to improve the Services for such advances, standards and best practices and implement any changes which are mutually agreed to. R1 will ensure that the Services keep current with Applicable Law during the Term. Without limiting the generality of the foregoing, if any new or changed Applicable Law reasonably requires any addition to, removal of, or changes to the Services reasonably requested by IMH, R1 will cooperate with IMH to implement such addition, removal or change
IV. TRANSITION OF SERVICES

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4.1    Transition. As part of the transition to the Services, the Parties will comply with a transition work plan that is acceptable to both Parties (the “Transition Work Plan”). The Transition Work Plan is for the transition to the Services and for the transition of employees to R1, and should not be confused with any Disengagement Services contemplated under Section 23.8. The Transition Work Plan will also include, without limitation, a guiding principles document and a transformation plan. An initial Transition Work Plan is attached hereto as Exhibit 4.1. The Parties will work together in good faith to add and agree upon details and clarifications to the Transition Work Plan and to finalize it. The R1 Executive Sponsor and the Intermountain Healthcare Executive Sponsor will each have responsibility for managing his or her Party’s personnel and obligations in implementing a successful transition to the Services in accordance with the Transition Work Plan. The Transition Work Plan will anticipate and address employee transition issues, communication issues, technology transition issues, data and security requirements, third party consents which are required in connection with the commencement of Services consistent with the Exhibits to this Services Agreement, and to the extent any Exhibits are not completed as of the Effective Date the finalization of such Exhibits will be part of the Transition Work Plan. Each Party shall provide any data and information necessary for the successful completion of the transition. If the Transition Work Plan has any gaps or fails to address any transition service or assistance reasonably needed for a successful transition to the Services or of the employees, then the Transition Work Plan will be enhanced and updated to address the gaps or failures as needed for a successful transition.
4.2    Communication Plan. The Parties agree and understand that the appropriate communication of this transition to the Services is critical to the success of the initiative outlined in this Services Agreement, and therefore will agree to a communication plan as part of the Transition Work Plan. Accordingly, the Parties agree that the specific elements of the communication plan (e.g., the terms of any press releases, written communications to IMH’s employees, etc., in each case prior to their release) are Confidential Information of IMH for purposes of, and in accordance with, the confidentiality obligations of Article IX. The Parties will coordinate any communications in accordance with the communications plan in advance of the formal transition announcement and each Party will provide a copy of any such communications reasonably in advance of their release for the other Party’s input. Following the formal transition announcement, if a Party believes it is necessary or reasonably advisable to deviate from the communications plan, it may do so as long as it follows the communication plan’s main talking points, is made in good faith, and is subject to compliance with SEC regulations or other Applicable Law.
4.3    Alignment with Personnel Transition. It is the Parties’ intent that the initial Transition Services to be provided starting as of the Effective Date be aligned with the IMH Personnel Transition Process in Section 10.1 below. IMH will assign certain of its personnel, mutually agreed to by R1, as designated “change champions” who will assist the Parties with certain tasks designed to enable a successful transfer of Transitioned Employees. The identity of the “change champions” and details of such assistance will be mutually determined by R1 and IMH at least [**] days prior to the Commencement Date. R1 will not require any change champion to expend more than [**] of his or her working time on such assistance.

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V. ACQUISITIONS AND DIVESTITURES
5.1    Acquisitions.

(a)
IMH shall promptly notify R1 after IMH or any IMH Affiliate acquires any new hospital, medical group or other health care provider entity (each a “Potential Recipient”). There is no obligation to notify R1 until after the acquisition is publicly announced by IMH, but IMH may provide an earlier notification. After such notification to R1, then Subsections 5.1(b) and 5.1(c) will apply. If notification is given prior to the public announcement of the acquisition, then R1 will keep information about the acquisition strictly confidential until the information becomes publicly known.

(b)
If IMH, or an IMH Affiliate if applicable, acquires a Potential Recipient that is performing for itself (or has an Affiliate perform for it) Similar Services, then promptly after such acquisition is closed and, solely in the case of such an acquisition, subject to any restrictions imposed as part of the terms of the acquisition that cannot be cured or removed using commercially reasonable efforts, IMH, or if applicable an IMH Affiliate, and R1 shall use their respective commercially reasonable efforts to transition such Similar Services to R1 and amend this Services Agreement as needed to reflect the change. [**]

(c)
If IMH or such IMH Affiliate acquires a Potential Recipient that is at the time of the acquisition receiving Similar Services from an unaffiliated third party under a contract with that third party, then such Potential Recipient may continue receiving such Similar Services from the third party (or its successor, if any) until the earlier of (A) the expiration or termination of such contract, without any termination fee or expenses or other adverse consequences, and (B) the time, if any, that is mutually agreed upon by IMH and R1. Notwithstanding the foregoing, R1 may require that such Potential Recipient terminate such contract with such third party and commence receiving the applicable Services under the terms of this Services Agreement, provided that there is a pre-existing right to terminate for convenience under the applicable contract, and provided further that R1 shall [**] any and all early termination charges and expenses under the applicable contract and any other reasonable costs and expenses of the transition as a result of such termination. In the event that the contract includes any services that are not Similar Services or includes any license or right that is not the same or substantially the same as any license or right under this Services Agreement, then any obligation to terminate under this paragraph will not require any termination of the contract that would adversely impact the Potential Recipient with respect to any such services that are not Similar Services or any such license or right. But IMH will attempt to terminate the services that are Similar Services consistent with the first two sentences of this paragraph, provided that this does not affect any other services, license or rights under the contract.

5.2    Divestitures. If IMH or an IMH Affiliate sells or divests (to an unaffiliated third party) an IMH Facility or IMH Provider that is then-currently receiving Services, IMH shall provide R1 with

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no less than [**] days’ notice prior to the closing of such sale or divestiture (or such shorter period as may be required by applicable Law) (the “Required Divestiture Election Notice Period”). R1 will keep information about the divestiture strictly confidential until the information becomes publicly known.

(a)	Divestiture Options. That notification (the “Divestiture Election Notice”) shall set forth such divested or sold IMH Facility’s or IMH Provider’s decision to proceed under either (i) or (ii) below:

(i)
continue receiving Services from R1 under the terms of this Services Agreement for up to one (1) year after the closing of such sale or divestiture (the “Interim Service Period”), after which time it must renegotiate new terms with R1 in order to continue receiving Services (otherwise its right to receive Services under this Services Agreement and any Software and Services License shall expire, subject to its receipt of Disengagement Services, pursuant to Section 23.8), and further subject to:

(A) Such divested or sold IMH Facility or IMH Provider (or the acquirer thereof) entering into a written agreement with R1 whereby such IMH Facility or IMH Provider (or acquirer, as the case may be) agrees to abide (or, in the case of the acquirer, cause the IMH Facility or IMH Provider to abide) by the terms and conditions of this Services Agreement applicable to the IMH Facility or IMH Provider during the Interim Service Period.
(B) During the Interim Service Period, such IMH Facility or IMH Provider (or acquirer, as the case may be) will be required to pay [**] is not paid and notice of nonpayment is given and then not cured within [**]of notice, then R1 may terminate Services to the sold or divested IMH Facility or IMH Provider.
(C) IMH will not be liable for any failure by such IMH Facility or IMH Provider (or acquirer, as the case may be) to abide by those terms and conditions or to make such payments – i.e., IMH does not guarantee their compliance with this Services Agreement after the sale or divestiture.
OR

(ii)
terminate the provision of Services by R1 to such IMH Facility or IMH Provider (or acquirer, as the case may be) as of the date of consummation of the sale or divestiture, subject to its receipt of Disengagement Services, pursuant to Section 23.8. IMH shall provide R1 with prompt written notice

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of the consummation of such sale or divestiture of such IMH Facility or IMH Provider under this clause (ii).

(iii)	However, if IMH does not provide the Divestiture Election Notice within the Required Election Notice Period, IMH shall be deemed to have elected to proceed under clause (ii) above.
5.3    Divestiture to an Affiliate . If IMH sells or divests any IMH Facility or IMH Provider to an Affiliate, (i) IMH shall provide R1 with prompt written notice of such sale or divestiture, and (ii) such IMH Affiliate shall continue receiving Services from R1 for such IMH Facility or IMH Provider after the closing of such sale or divestiture for the remainder of the Term and IMH shall ensure that the terms and conditions of this Services Agreement continue to apply thereto.
5.4    Divestiture of all IMH Facilities and IMH Providers. If all of the then-current IMH Facilities and IMH Providers are sold or divested by Intermountain to an unaffiliated third party, then this Services Agreement will terminate unless IMH assigns this Agreement to the acquirer of the IMH Facilities and IMH Providers in accordance with Section 24.9 below.
VI. TECHNOLOGY
6.1    R1 Technology. In connection with the implementation of its revenue cycle operating model, and in a collaborative fashion with Intermountain Healthcare, R1 will deploy its management staff, subject matter experts, “R1 Technology” set forth in Exhibit 6.1 and operating methodology. R1 will provide IMH with a new front-end revenue cycle solution by the end of [**]. R1 will ensure that the new front-end revenue cycle solution does not adversely affect the Service Levels. For clarification, the definition of R1 Technology does not include any invention, work of authorship, data, knowledge, information, idea, or intellectual property of Intermountain Healthcare or any of its Affiliates. R1 may update the R1 Technology listed in Exhibit 6.1 upon written notice to IMH to reflect the then-current R1 technology and methodology, provided, however, that such update right is not intended to and shall not be interpreted to permit R1 to unilaterally reduce the Services to be provided by R1 under this Services Agreement.
6.2    IMH IT Obligations. The Parties acknowledge that IMH has in place various hardware or software products, or hardware or software configurations, as of the Effective Date which are used for revenue cycle management as of the Effective Date (“Existing Systems”). R1 agrees that IMH may change the Existing Systems in its discretion at any time. IMH will work with R1 and keep R1 informed of any anticipated changes to Existing Systems to the extent that those changes may impact the Services. The Parties will work together to reasonably resolve any impact by such changes on the Services, including planned replacement dates and schedules and conflicts with a migration event or system change planned by R1. If any such changes result in a material decrease in functionality, efficiency, quality or other significant negative effect as compared to Existing Systems or reasonably would require R1 to take efforts to interface with the new or modified IMH hardware or software outside of ordinary course upgrades and configurations, the Parties shall enter into a

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Work Order to compensate R1 for such efforts. IMH shall work together with R1 with respect to such changes in order to ensure the continuity of the Services during the Term, including consultation with R1 and consideration of any input from R1 in connection with any such changes on a continuous basis. IMH will use commercially reasonable efforts to notify R1 at [**] in advance of any material changes to Existing Systems in writing (which, for the avoidance of doubt, may be given by email communication and shall not require formal notice under Section 24.11).
VII. RESOURCE NEEDS AND ASSETS
7.1    Assets to be made Available to R1. For Authorized Space (as defined in Section 7.2), the Parties will agree on a list of Intermountain Healthcare’s tangible assets (e.g., office equipment, but not software) to be made available by Intermountain Healthcare to R1 for use in the delivery of the Services, and may not be used by R1 for any other purpose. The list will be incorporated into this Services Agreement as Exhibit 7.1. Intermountain Healthcare will be responsible for securing all consents, if any, required in order for R1 to access and use these Intermountain Healthcare tangible assets as may be reasonably required by R1 in connection with the delivery of the Services, including for the deployment and utilization of R1 Technology. Intermountain Healthcare will be responsible for the maintenance, repair and replacement of these tangible assets, in their normal/customary cycle. R1 acknowledges that Intermountain Healthcare’s obligations under this Section are limited to Intermountain Healthcare using its commercially reasonable efforts, and that Intermountain Healthcare may be unable, or it may be commercially impractical, to obtain the consents required under this Section. If it is not practicable or commercially reasonable to obtain a consent, Intermountain Healthcare will not be liable for any failure to obtain the consent and the corresponding asset may be withheld from R1.
7.2    Occupation of Intermountain Healthcare Space. Intermountain Healthcare hereby grants to R1 permission to occupy those areas within Intermountain Healthcare’s facilities as may be agreed upon by the Parties from time-to-time (“Authorized Space”). Initially, Authorized Space includes the areas in the IMH Facilities where R1 personnel need to be located for purposes of the Services. Authorized Space does not include any area within a facility or location leased or subleased to R1 or its Affiliate under a formal written lease or sublease. From time-to-time, Intermountain Healthcare may relocate Authorized Space to other areas as reasonably designated by it, provided that such other locations are substantially similar to those locations as have been agreed to by IMH and R1 previously. To the extent not occupied by R1 as of the Effective Date, the “move in” times will be on a mutually agreeable and reasonable schedule and will not interrupt other operations of those facilities. Intermountain Healthcare agrees to make all existing phone and data access lines in existence on the date hereof at the Authorized Space (or replacement or substitute lines) available to R1 personnel at the Authorized Space for their use in delivering the Services throughout the term of this Services Agreement, at no cost to R1 (those costs will not be included in the Base Fee calculation). The Authorized Space and such lines will only be used by R1 to perform Services under this Services Agreement and are not for any other purpose. Intermountain Healthcare agrees to provide necessary utilities and maintenance services for these areas in the Authorized Space at

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no cost to R1 (those costs will not be included in the Base Fee calculation). Adjustments (including substitutions) of these areas will be made from time to time at Intermountain Healthcare’s reasonable request. Any areas or lines for the “Utah Center of Excellence” will be if and as agreed to by the Parties in writing.
7.3    Access to Areas. During the Term of this Services Agreement, Intermountain Healthcare shall grant R1 personnel reasonable and mutually agreed upon access to the Authorized Space referred to in Article VII. Intermountain Healthcare shall provide all necessary keys and access cards to R1 employees to assure them of this access. R1 and its personnel shall honor all Intermountain Healthcare policies, guidelines and requests regarding the use of or access to these areas or facilities and restrictions regarding access to those portions of the facilities which are not Authorized Space occupied by R1. Such policies, requests, guidelines and restrictions may, without limitation, relate to safety, security, or health, and will be provided to R1. Occupation and use of these areas by R1 must not interfere with the other operations of the facilities, including the delivery of healthcare services or the well-being of patients.
7.4    Additional Space. During the Term of this Services Agreement, Intermountain Healthcare may make available to R1 such additional Authorized Space as may be reasonably necessary to perform the Services in an efficient, economical and effective manner. Requests for additional Authorized Space will be evaluated by the Operations Oversight Council, which will take into account availability and other considerations, and shall be reviewed by the R1 Site Lead and the Intermountain Healthcare Executive Sponsor, and shall not subject Intermountain Healthcare to additional expense (i.e., R1 will cover the additional expense) and will only be provided if and as mutually agreed by the Parties in writing.
7.5    Intermountain Healthcare to Supply Data, Information, and Access to Computer System and Network. Intermountain Healthcare shall be responsible for supplying R1 with: (a) all data and information of Intermountain Healthcare reasonably required by R1 to perform the Services and measure the benefit of the Services in accordance with the terms of this Services Agreement (but this will not require Intermountain Healthcare to breach any agreement with or obligation to a third party or to violate any law, regulation or order of a court or government agency) and (b) all access to IMH’s computer systems and network reasonably required by R1 to provide the R1 Technology to Intermountain Healthcare or to perform and measure the Services, but to the extent that such computer systems are located at, and network access is from, areas other than Authorized Space, then the responsibility and costs of providing such access shall be at R1’s expense (and does not require Intermountain Healthcare to provide or purchase any additional computer systems or equipment), and (c) the maintenance and support of those computer systems located at the Authorized Space referred to in (b) that are used to maintain the data and information and any agreements with third parties regarding the maintenance or support of those computer systems.
7.6    Third Party Software. Use by R1 personnel of any third party computer software installed on IMH equipment to be used by R1 must not breach any agreement with the third party or infringe any third party intellectual property. During the transition period the Parties will identify the third party software licenses and agreements that are applicable to use of the software by RI personnel at Authorized Space. The Parties will cooperate to obtain for R1 such rights as may be needed for use of the software at Authorized Space. This may be accomplished through assignment of licenses, agreements, sublicenses, expansion of license scope to cover R1 personnel, and/or any other legitimate means.
7.7    Vendor Access Program. All of R1’s personnel entering any Intermountain facility must comply with Intermountain’s Supplier Access Program. This program may require R1’s personnel to check in with Intermountain on each visit to an Intermountain facility to receive an identification badge for clinical areas; and as applicable, log onto www.reptrax.com and complete the registration requirements.
VIII. GOVERNANCE AND RELATIONSHIP MANAGEMENT
8.1    Joint Review Board and Sponsors. In order to assure that the spirit of cooperation and mutual interest which have led to this Services Agreement between the Parties continues, the Parties will establish a “Joint Review Board” that will be charged with responsibility for oversight of this strategic relationship. The Joint Review Board will include two (2) representatives of each Party. The Joint Review Board’s activities will be governed by its charter attached hereto as Exhibit 8.1-A, which sets forth the members of the Joint Review Board as of the Effective Date, the replacement process for members and other matters, including voting and decision making authority. In the event of any conflict between this Agreement and the charter, this Agreement will govern. [**]. In the event of any other tied vote by the Joint Review Board, the Parties will use the dispute resolution process described in Article XX, below.

8.2    Executive Sponsors. Each Party shall designate an executive sponsor who shall be responsible for managing the relationship between the Parties as it relates to the implementation and execution of this Services Agreement on an ongoing basis (“Intermountain Healthcare Executive Sponsor” and “R1 Executive Sponsor”, respectively, each an “Executive Sponsor” and collectively the “Executive Sponsors”). Each Party’s respective Executive Sponsor as of the Effective Date is set forth in Exhibit 8.2 which Executive Sponsor may be replaced by the Party who designated such Executive Sponsor with another executive with equal or greater responsibility within such Party’s organization, upon written notice to the other Party at its discretion and which notice shall be deemed to amend such Party’s Executive Sponsor listed in Exhibit 8.2.
8.3    Operations Oversight Council. In addition to and without limiting the powers and responsibilities of the Joint Review Board, the Parties hereby establish an Operations Oversight Council with the authorities and responsibilities set forth in its charter at Exhibit 8.3. In the event of any conflict between this Agreement and the charter, this Agreement will govern. In the event of any tied vote by the Operations Oversight Council, the final decision will be made by the Joint Review Board.

[**] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

8.4    R1 Site Lead. In addition to the R1 Executive Sponsor, R1 shall designate an individual to be responsible for day-to-day oversight of R1’s responsibilities under this Services Agreement (the “R1 Site Lead”).
8.5    Reliance on Authorized Personnel. In performing their respective obligations under this Services Agreement, each Party and its employees and representatives shall have the right to rely on routine instructions, authorizations and approvals provided to it by authorized personnel of the other Party. The authorized personnel of a Party shall be designated by the Party in writing, and are subject to change from time to time by providing advance written notice to the other Party. The initial authorized personnel for Intermountain Healthcare and R1 will be listed in Exhibit 8.5, which may include listing of personnel by title instead of name. If either Party lists personnel by title instead of name, it shall provide a list of names associated with such titles as of the Effective Date and promptly update such list in the event of any changes during the Term. The authorized personnel of a Party do not have any authority under this Section to amend this Services Agreement or any other agreement between the Parties or to enter into any contract on behalf of a Party. However, if any such personnel have authority independent of this Section to enter into amendments or contracts on behalf of a Party, then the foregoing sentence does not negate or limit that authority. In addition to the authorized personnel identified under this Section 8.5, it is understood that the administrator, or his or her designee, of any IMH hospital, home health agency, rehabilitation agency (or any other provider type specified under the Medicare statute that becomes in-scope under this Agreement) or any other type of health care supplier (including physician locations) has the legal authority to direct in writing any action necessary for compliance with Medicare Conditions of Participation, conditions of coverage, or regulations applicable to the provider or IMH health care supplier. IMH shall be responsible for any actions taken by R1 personnel in compliance with such directions that are documented in writing. Accordingly, R1 personnel (including any sub-contractor personnel) shall comply with the directions of such administrators or their designees, pending resolution of any disputes related to such directions under the governance provisions of Sections 8.1, 8.2 and 8.3, as applicable.

IX. CONFIDENTIALITY
9.1    Prior Non-Disclosure Agreements. The non-disclosure agreements between the Parties listed in Exhibit 9.1 (each an “NDA”) only apply to information first disclosed by one Party to the other Party prior to the Effective Date of this Services Agreement. The Confidential Information first disclosed by one Party to the other Party on or after the Effective Date will be governed by the confidentiality provisions of this Services Agreement. Any confidentiality provisions in any other formal written agreements between the Parties will be apply to information disclosed under those agreements and not this Services Agreement.
9.2    Confidentiality of the Services Agreement. The Parties will keep the details of this Services Agreement confidential. Notwithstanding the foregoing, the Parties acknowledge and agree that from time to time after the date hereof, it may be necessary or advisable for one or both of the Parties to disclose the terms and conditions of this Services Agreement to one or more third parties, including, without limitation, auditors, legal and tax advisors, accountants, investors, lenders, and acquirers, or when required by law, government regulation, the rules of any exchange on which the securities of a Party are listed, traded or qualified for trading, or when ordered or requested by a court or government agency. As a result, in any such case, a Party may disclose the terms and conditions of this Services Agreement, but only as reasonably necessary and, to the extent reasonably possible, only on a confidential basis, unless such basis is not legally permissible. In addition, each Party agrees to disclose such terms and conditions only to its personnel with a need to know or as otherwise required by applicable law or government regulation or by order of a court or government agency, and to take all appropriate steps to assure that those personnel understand the importance of this strict confidentiality and comply therewith. To the extent practicable and legally permissible, a Party (the “first Party”) will provide prompt notice of any legally required disclosure to the other Party and use commercially reasonable efforts to obtain a protective order or otherwise prevent any such public disclosure or otherwise seek confidential treatment of this Services Agreement, in which case the first Party shall only disclose this Services Agreement to the extent that it is advised by its counsel in writing that it is legally bound to disclose under such legal requirement. Notwithstanding this Section 9.2, either Party may make general disclosures to others about the existence of this Services Agreement and the nature of the relationship of the Parties, which does not otherwise reveal any of the Confidential Information of the other Party – for example IMH may disclose to others that it is receiving the Services from R1 and may describe those Services.
9.3    Confidentiality.

(a)
Confidential Information. In connection with this Services Agreement (or any of the other agreements identified in Section 24.15, other than the NDA) or its performance, one Party (the “Receiving Party”) may learn, discover or have disclosed to it information from or about the other Party (the “Disclosing Party”) or its business, finances, plans, operations, software, computer systems, data, or networks. All information identified by the Disclosing Party as proprietary or confidential, or that is of a nature that it should reasonably be considered as proprietary or confidential (including, without limitation, Intellectual Property of a confidential nature such as a trade secret), shall be “Confidential Information” and shall not be disclosed by the Receiving Party to any third party without the express written consent of the Disclosing Party. Confidential Information does not include (1) anything that is publicly known or generally known in the industry or profession of either Party, or (2) anything that is known to the Receiving Party prior to the time of first disclosure thereof by the Disclosing Party to the Receiving Party, as shown by the Receiving Party’s records or other credible evidence. Confidential Information will cease to include (3) anything that becomes publicly known or generally known in the industry or profession of either Party through no fault of the receiving Party or its personnel, (4) anything that is lawfully disclosed by a third party (who did not receive the information directly or indirectly from the Disclosing Party) to the Receiving Party on a non-confidential basis, or (5) anything lawfully created by or for the Receiving Party without reference to or use of any of the Disclosing Party’s Confidential Information. The requirements for consent in the second sentence of this Subsection (a) and for authorization in the first sentence of Subsection 9.3(b) do not apply to a disclosure by R1 of Intermountain Healthcare’s Confidential Information to an R1 Contractor as needed for the performance of Services, provided that R1 and the R1 Contractor comply with Section 18.3 and Section 24.17.

(b)
Protection of Confidential Information. Each Party agrees that it will: (i) treat as confidential all Confidential Information of the other Party, and (ii) not disclose or use the other Party’s Confidential Information except as expressly set forth herein or otherwise authorized by the Disclosing Party in writing. These restrictions do not apply to any disclosure required by applicable law or government regulation or by an order of a court or government agency; provided, however, that the Disclosing Party is provided with reasonable advance notice of such disclosure and thereafter the Receiving Party cooperates with any reasonable request of the Disclosing Party (at the Disclosing Party’s expense) to obtain a protective order or to otherwise protect the Confidential Information (unless the Receiving Party is prohibited by law or by order of a court or government agency from giving such notice to the Disclosing Party).

(c)
Injunctive Relief. Failure on the part of Receiving Party to abide by this Section 9.3 will cause the Disclosing Party irreparable harm for which damages, although available, will not be an adequate remedy at law. Accordingly, the Disclosing Party has the right to seek preliminary and permanent injunctions to prevent any threatened or actual violations of this Section 9.3 in addition to all other available and applicable remedies.

(d)
Consultants. Intermountain Healthcare may disclose R1’s Confidential Information to Intermountain Healthcare’s consultants, vendors, service providers, licensors, and other contractors (“Consultants”) as reasonably needed or useful in connection with any services or solutions that any Consultants provide to Intermountain Healthcare. However, in each such case, the following will apply:

(i)	the disclosure of R1’s Confidential Information will be limited to that which is reasonably needed or useful for the services or solution to be provided by the Consultant to Intermountain Healthcare;

(ii)
the Consultant must agree in writing to keep the Confidential Information confidential and to not use the Confidential Information for any purpose other than services or solutions for Intermountain Healthcare (and if the Consultant is a competitor of R1 as described in subsection (d)(iv) below, then

Intermountain Healthcare will (x) promptly notify R1 of any such disclosure of Confidential Information to such Consultant, and (y) use commercially reasonable efforts to make R1 a third party beneficiary in such written agreement with respect to the Consultant’s obligations described at the beginning of this sentence);

(iii)
if a Consultant breaches the obligations described above, Intermountain Healthcare will enforce those obligations against the Consultant and will cooperate with the reasonable requests of R1 in enforcing those obligations against the Consultant;

(iv)
Intermountain Healthcare shall not provide to any Consultant known by Intermountain Healthcare (at the time the materials are disclosed) to be a competitor of R1 with respect to the Services, any access (either directly or indirectly, such as providing such information to allow for replication) to Restricted Materials. The term “Restricted Materials” means R1’s software, source code, screen shots generated by that software, tool configuration documents, reports generated by that software, the specific analytics embodied in that software, user documentation for that software, and binders containing the proprietary Standard Operating Procedures (i.e., “SOPs”) of R1 for revenue cycle operations, in each case as provided by R1 to Intermountain Healthcare. R1 will keep Intermountain Healthcare informed of the names of these competitors to which this Subsection (d)(iv) applies; and

(v)	It is agreed that [**] do not apply to [**].

(e)
Incidental and Permitted Disclosures. Nothing herein prohibits (and Section 9.3(d)) does not apply to) any use by Intermountain Healthcare or its Affiliates of any technology or R1’s Confidential Information as licensed or permitted by this Services Agreement or any incidental disclosure that reasonably occurs in connection with such licensed or permitted use or in the ordinary course of business (with the understanding that this sentence does not extend the duration or term of any license granted under this Services Agreement). By way of non-limiting example, screen displays generated by licensed software may be visible to patients and visitors to Intermountain Healthcare’s hospitals and clinics, and reports and other output generated by licensed software may be given to others as necessary or required in the ordinary course of business. Intermountain Healthcare makes limited disclosures of its operations, methods and practices to others and such limited disclosures may include incidental disclosures or disclosures of a general (i.e., not detailed nature) relating to R1’s Confidential Information, and therefore are permitted. Disclosures of R1’s Confidential Information to auditors, accountants and professional advisors

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may be made by Intermountain Healthcare for legitimate purposes as needed in accordance with Section 19.1 (“Audits and Inspections”).

(f)
Patient Safety Information. Notwithstanding anything in this Services Agreement or any other agreement of the Parties to the contrary, Intermountain Healthcare is under no obligation to suppress or refrain from disclosing or publishing any Patient Safety Information. “Patient Safety Information” means information that in the reasonable judgment of Intermountain Healthcare should or must be disclosed to others for the safety or wellbeing of the public or of any present or future patients of Intermountain Healthcare or any other health care providers or for any other ethical reasons.

(g)
Other Agreements. Nothing in this Section or elsewhere in this Services Agreement negates, limits or affects the BAA (as defined in Section 17.2), the Malware and Security Agreement (as defined in Section 17.3) or the Access and Confidentiality Agreement (as defined in Section 17.4), or excuses any breach of any of these agreements.

(h)    Return or Destruction of Confidential Information. Upon the later to occur of expiration or termination of this Services Agreement or any Disengagement Services, for any reason whatsoever, each Receiving Party shall ensure that it, its Affiliates and their respective authorized representatives shall, to the extent reasonably practicable, return to the Disclosing Party or destroy, upon request, all Confidential Information of the Disclosing Party that is in written or electronic form (including destroying all Confidential Information from any computer, server or other device containing such Confidential Information) and confirming the same in writing within [**] days of the notice described below, other than Confidential Information archived in the ordinary course of business on electronic storage systems or media, or retained pursuant to a bona fide document retention policy, or as required by Applicable Law, which retained Confidential Information shall continue to be Confidential Information and subject to the other terms hereof. The Disclosing Party shall use reasonable efforts to identify with a reasonable level of specificity its Confidential Information that is subject to this obligation of return or destruction in its request to assist the Receiving Party with such obligation. This Subsection will not come into effect until the Disclosing Party gives notice after this Services Agreement expires or otherwise terminates that the Disclosing Party expects the Receiving Party to comply. This Section is subject to Section 15.2.

9.4    Good Faith and Cooperation. The Parties agree to cooperate in good faith regarding the fulfillment of their respective responsibilities under this Services Agreement recognizing that their mutual cooperation and good faith are essential to the success of their relationship and the achievement of the business objectives that are basis of this Services Agreement.
X. PERSONNEL TRANSITION AND BACKGROUND CHECKS

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10.1    Personnel Transition. Terms (including Commencement Date) applicable to Transitioned Employees are set forth in Exhibit 10.1, including various Employment Effective Dates.
10.2    Background Checks, Drug Screening and Immunizations of R1 Personnel.
In addition to the Vendor Access Program of Section 7.7, R1 agrees to the following:
R1 will ensure that any of its personnel (employees and subcontractors) working in an Intermountain Healthcare facility will have:

(a)	Submitted to and successfully passed a standard SAM 5 drug screen;

(b)	Passed a criminal background check and is not listed on the sex offender website (http://www.nsopw.gov/Core/Portal.aspx?AspxAutoDetectCookieSupport=1) or any successor website thereto;

(c)	Obtained appropriate immunizations as described below; and

(d)	Completed all necessary training on Intermountain Healthcare policies and procedures (such training to be decided upon by the Parties as part of the transition to the Services).
R1 will ensure that any of its personnel (employees and subcontractors) working in an Intermountain Healthcare facility:

(i)	Is immune to measles, mumps and rubella, as demonstrated either by:
(1)    Showing proof that they have had two (2) Measles-Mumps-Rubella (MMR) immunizations; or
(2)    Submit to Intermountain Healthcare testing (positive antibody titer) to show Intermountain Healthcare they are immune.

(ii)
Has been screened for tuberculosis. Initial testing should be a two step tuberculin skin test (intradermal PPD) or a one-time BAMT (blood test). R1 will ensure that any R1 personnel who is PPD+ has had an adequate work-up for tuberculosis and is currently not communicable. (Chest x-ray report, physician or health department written note).

(iii)
Has completed a three (3) dose series of Hepatitis B vaccine if working directly with patients or body fluid specimens. Has provided documentation of Hepatitis B surface antibody results although routine Anti-HBs testing is not recommended if titer was not obtained 1 - 2 months after original vaccine series.

(iv)	Is immune to Varicella (Chickenpox). R1 will ensure that such immunity has been demonstrated by R1 personnel providing verification of one of the following:
(1)    Having had the disease (parent or R1 personnel may confirm history of the disease);
(2)    Documentation of 2 doses of Varicella vaccine given at least 28 days apart; or
(3)    Positive titer.

(v)	Has been immunized with one dose of Tdap.

(vi)	Has been immunized with the current, annual influenza vaccine on a yearly basis.
R1 agrees to provide documentation and attestation of compliance with this Section 10.2 for each R1 personnel promptly upon request by Intermountain Healthcare and at least [**].
These requirements and this Section 10.2 may be revised as mandated by the CDC or, in the case of revisions by Intermountain Healthcare, upon reasonable written notice to R1. Such revised requirements and Section shall become binding upon and adhered to by the Parties on and after the effective date as designated by the CDC or, in the case of an effective date designated by Intermountain Healthcare, upon reasonable written notice to R1.
Nothing herein requires IMH to provide any vaccinations or immunizations or other healthcare services.
XI. CHARGES AND INVOICES
11.1    Charges for Services. The Charges for the Services are set forth in Exhibit 11.1 and include base and incentive fee components.
11.2    Invoicing.

(a)	Invoicing Terms. Invoicing terms for Charges are set forth in Exhibit 11.1.

(b)
Credits. To the extent a credit may be due to IMH pursuant to this Services Agreement, R1 shall provide IMH with an appropriate credit against amounts then due and owing; if no further payments are due to R1, R1 shall pay such amounts to IMH within [**] days of the credit becoming due and payable.

(c)	Currency. Unless otherwise specified in Exhibit 11.1, Charges for all Services shall be invoiced and paid in United States Dollars.

[**] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

11.3    Payment of Charges. In consideration of R1’s performance of the Services, IMH shall pay R1 the applicable Charges. R1 acknowledges and agrees that there are no separate or additional costs, expenses, charges, fees or other amounts to be paid to R1 for such Services. R1 shall continually seek to identify methods of reducing such Charges and will notify IMH of such methods and the estimated potential savings associated with each such method.
11.4    Incidental Expenses. R1 acknowledges that, except as expressly provided otherwise in this Services Agreement, expenses that R1 incurs in performing the Services (including management, travel and lodging, document reproduction and shipping, and long-distance telephone) are included in the Charges and are not separately reimbursable by IMH unless IMH subsequently agrees in writing in advance to reimburse R1 for such expenses.
11.5    Proration. Charges under this Services Agreement shall be prorated for any partial year during the Term as more specifically set forth in Exhibit 11.1.
11.6    Payment Disputes. In the event of a good faith dispute between the Parties regarding any fees or other payments payable by one Party (the “Paying Party”) to the other Party (the “Other Party”) under this Services Agreement (including any of its Exhibits), the Paying Party shall notify the Other Party of the dispute promptly in writing and any payment dispute shall be reviewed by the R1 Executive Sponsor and the Intermountain Healthcare Executive Sponsor who shall work, in good faith, to resolve the issue promptly. If such payment dispute has not been resolved within [**] days of referral to the R1 Executive Sponsor and the Intermountain Healthcare Executive Sponsor, the Parties shall refer the dispute to the Joint Review Board for resolution in accordance with Section 20.3.

(a)
The Paying Party shall not withhold any undisputed amounts of the fees or other payments. Any fees or payments that are disputed, but made, by the Paying Party (e.g., on a disputed invoice) shall be deemed to be made under protest with a reservation of rights by the Paying Party and without prejudice to its position, claims or defenses.

(b)
Each Party agrees to continue performing its obligations under this Services Agreement while any dispute is being resolved unless and until such obligations are terminated by the termination or expiration of this Services Agreement plus any extension attributable to Disengagement Services under Section 23.8.

11.7    Compliance with Laws. In the event that IMH’s legal counsel, upon consultation with R1’s legal counsel, reasonably determines that the methods for determining the Charges payable to R1 by IMH may violate any Healthcare Law or any other Applicable Law, the Parties shall, in good faith, determine an alternative method for determining such Charges that preserves the same economic benefits to R1 and IMH without such violation.

[**] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

XII. R1 CONTRACTORS
12.1    Use of R1 Contractors. R1 may engage R1 Contractors (as subcontractors) to perform all or any portion of R1’s duties under this Services Agreement, provided that: (a) each R1 Contractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms in this Services Agreement regarding confidentiality, (b) R1 remains responsible and liable for the performance, negligence, misconduct and breach of or by such R1 Contractor, (c) R1 remains responsible for ensuring that obligations with respect to the standards of Services set forth in this Services Agreement are satisfied with respect to any Services provided by such R1 Contractor and (d) R1 shall require each R1 Contractor to comply with all applicable terms of this Services Agreement, including but not limited to audit, privacy and data security and compliance provisions.
12.2    New R1 Contractors. Any new R1 Contractors (i.e., those who have not been used by R1 in connection with the services under the Original Services Agreement prior to the Effective Date), shall be selected by R1, subject to prior consultation within the Operations Oversight Council. The Operations Oversight Council may provide input into the selection of New R1 Contractors and shall not have authority to waive privacy, data security and compliance requirements for any proposed New R1 Contractor that does not meet all such requirements, but IMH may grant such waiver pursuant to IMH’s policies, procedures and privacy, security and compliance practices. Any such waiver must be agreed to by the Parties in writing.
XIII. R1 FACILITIES AND CENTER OF EXCELLENCE
13.1    Use of R1 Facilities. For purposes of clarity, R1 may utilize any of its or its Affiliates facilities located within the continental United States to provide the Services. As used herein, the term “offshore” means outside of the continental United States. Without limiting any other provisions of this Article XIII, in the event that R1 determines to change any of its facilities used to provide the Services it will provide IMH with written notice of such change within [**] days of the change. Subject only to Section 13.2, all Services and all “at rest” storage of Intermountain RCO Data by R1 must be within the continental United States.
13.2    Outsourcing to Offshore Resources [**]. R1 may utilize its or its Affiliates’ personnel located in India and listed in Exhibit 13.2 to provide any of the Services identified in Exhibit 13.2, or components thereof, provided that no Intermountain RCO Data is “transferred” to India, and further provided that [**]. For clarification, Intermountain RCO Data displayed, accessed, modified or processed through remote desktop virtualization methods or other secure remote systems access where the remote user’s access to Intermountain RCO Data prevents and does not include printing, copying or saving Intermountain RCO Data to offshore data storage devices in the performance of Services will not constitute a “transfer” of such data. Access to Intermountain RCO Data by R1’s or its Affiliates’ personnel in India will otherwise be provided using remote desktop virtualization or other secure remote systems access methods that provide the ability to read, write and otherwise process such data, but not print, copy, or save such data offshore. R1 and its Affiliates and its and their personnel located in India will comply with any applicable U.S. laws or regulations that would

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apply if the Intermountain RCO Data and the personnel were located in the United States. R1 may, at its sole discretion, but with [**], move any Services within the approved outsourcing locations set forth in Exhibit 13.2. Any other provision of the Services from, or transmission of Intermountain RCO Data to, any facility outside of the continental United States not listed in Exhibit 13.2 [**].
13.3    Keeping Security Current. The technology, practices and means used by R1 to protect Intermountain RCO Data and Intermountain’s use of the Services will be kept current by R1 with then-current industry standards and best practices, as defined and agreed upon by both Parties, and with IMH’s reasonable policies, procedures and guidelines. R1 will also keep IMH informed with respect to such technology, practices and means.
13.4    Center of Excellence. R1 agrees to the following in connection with the establishment of a center of excellence for revenue cycle management (the “Center of Excellence”):

(a)	R1 commits to establish the Center of Excellence in Utah;

(b)
R1 will select a location for the Center of Excellence accounting for the following factors (x) a centralized location to accommodate IMH transitioned employees, (y) a location with a sustainable pool of new employees for future growth, and (z) space with capacity for R1 investments in a new, modern and functional workspace;

(c)	Over the course of the Term, R1 intends to grow the number of R1 employees located in Utah by [**]; and

(d)	R1 direct hires involved in the provision of the Services will be required to attend on-site IMH orientation to learn about the history, mission, vision and values of IMH.

(e)	The COE will anchor and expand value added capabilities, driving differentiation that includes:

i.             Best practice production operations in areas like financial clearance, financial counseling, coding, transcription, billing and follow-up, backstopped by operations in India;

ii.            Establishing a performance analytics presence in Salt Lake City that includes the development of enhanced analytic reporting, advancing visualizations and data platforms, improved talent and robotics development, as well as real-time integration of analytics into operating processes.;

iii.           Creating a development lab focused on the front-end of the future, integrated physician revenue cycle management, process automation, and by bringing key technology operations to Salt Lake City; and

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iv.           Developing a revenue cycle institute in partnership with a reputable third party vendor [**] that will be known as a top revenue cycle management learning and development center.  This will be a forum for educating revenue cycle leaders of the future focused on continuous learning, and instruction on technologies and revenue cycle methods.”

XIV. THIRD PARTY AGREEMENTS
14.1    In-Scope Agreements Managed by or Assigned to R1. R1 and IMH desire to make the revenue cycle operations more efficient and cost effective for IMH. As such, at least [**] days prior to the Commencement Date, IMH shall prepare and deliver to R1 for its review a list of all third party agreements to which IMH or its Affiliate is a party and pursuant to which Similar Services are provided to IMH or its Affiliate (the “Similar Services List”). Within [**] days after R1’s receipt of the Similar Services List, R1 and IMH shall agree on which third party agreements from the Similar Services List will be added to a schedule to this Services Agreement of agreements that will be managed by or assigned to R1 (each an “In-Scope Agreement” and collectively the “In-Scope Agreements”). That schedule of In-Scope Agreements” will be added to this Services Agreement as part of Exhibit 14.1. In deciding on which agreements shall become In-Scope Agreements, the Parties will consider, without limitation, the following: (a) contractual or other legal reasons that may prevent the agreement from being made an In-Scope Agreement, (b) agreements that include a third party to the agreement, in addition to IMH and the primary provider of the Similar Services, (c) agreements that include services that are not Similar Services, (d) agreements with service providers where R1 also has an agreement with the same service provider, and (e) IMH or its Affiliate has an ownership interest in the third party. If there is any disagreement as to whether or not an agreement should be added to the schedule or made an In-Scope Agreement, the final decision will be made by the Joint Review Board. To the extent that any such third party agreement that includes Similar Services is not made an In-Scope Agreement, then IMH or its Affiliate may continue that third party agreement and Similar Services under it notwithstanding any other provision of this Agreement to the contrary, including Section 3.4 and the costs and expenses of such vendor will not be included in the Base Fee under Exhibit 11.1-A. However, IMH will provide notice to R1 if and when the Similar Services under such third party agreement may be replaced by Services under this Agreement and the Parties will cooperate in good faith to add those Similar Services as Services to this Agreement after they can be replaced. The schedule will be based on the template attached to this Services Agreement. Such Exhibit shall additionally identify whether R1 will manage the Similar Services under the In-Scope Agreement or if the In-Scope Agreement will be assigned to R1 (i.e., rights and obligations under the In-scope Agreement will be assigned to and assumed by R1) and whether IMH shall retain any responsibility for such In-Scope Agreement. Exhibit 14.1 will further set forth which Party bears financial and operational responsibility for each In-Scope Agreement, [**]. To the extent that R1 assumes obligations under, or an assignment or management of, an In-Scope Agreement, R1 will indemnify IMH against any

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breach of the In-Scope Agreement except for any obligations retained by IMH pursuant to Exhibit 14.1. For clarification and certainty, no agreement with Cerner will be an In-Scope Agreement.
14.2    Costs of Consents. In the event that the assignment and assumption of rights and obligations (which may be referred to as an assignment of the agreement) or transfer of management of any In-Scope Agreement to R1 results in any fees, expenses or other costs charged by the third party service provider, such fees, expenses and costs shall be [**].
14.3    No Obligation to Breach; Impediments. Nothing herein will require that R1 will manage, or be assigned rights under, an In-Scope Agreement if that would constitute a breach of such agreement, unless IMH obtains any required consent from the applicable third party vendor. To the extent that any such consent is not obtained, IMH or its Affiliate may continue to receive the Similar Services from the third party service provider. The Parties acknowledge that it may not be practical to try to anticipate and identify every possible legal or logistical impediment to the provision of Services hereunder. Accordingly, each Party will promptly notify the other Party if it reasonably determines that there is any such impediment to the provision of any Services, and the Parties shall each use commercially reasonable efforts to overcome such impediments so that the Services may be provided otherwise in accordance with the terms of this Services Agreement.
14.4    Warranty of No Material Breach of In-Scope Agreements. Intermountain Healthcare warrants that as of the date that the In-Scope Agreement is either assigned to R1 or R1 assumes management of the In-Scope Agreement that it is not in material breach of the In-Scope Agreements and that any breaches by IMH prior to such date have been fully resolved without any pending or current liabilities.
14.5    [**].
14.6    Rights to In-Source or Terminate.

(a)
If an In-Scope Agreement is managed by or assigned to R1, then R1 may, subject to providing IMH with at [**] days’ written notice of its intent to terminate such agreement, terminate such agreement and make the Similar Services part of the Services under this Agreement. If during such [**] notice period, IMH has any concerns regarding such action, IMH may raise such concerns with the Operations Oversight Council for discussion and R1 shall consider and attempt to address IMH’s concerns in good faith; notwithstanding the foregoing, the final decision to terminate an In-Scope Agreement that is assigned to or managed by R1 and to then make the applicable Similar Services part of the Services under this Agreement shall rest with R1 provided that the termination does not adversely affect IMH in any material manner and that termination is not a breach of the In-Scope Agreement.

(b)	Without limiting R1’s rights in Subsection (a) above, IMH agrees, promptly upon written request by R1, to provide R1 with a written analysis of the termination fees,

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if any, for the applicable In-Scope Agreement to be terminated, together with a copy of such contract and such other information reasonably required by R1 to verify such termination fees and the ability to terminate, subject to any confidentiality obligations under the In-Scope Agreement. Subject to IMH’s provision of such analysis and information, R1 shall be responsible for reimbursing IMH for any termination fees for the applicable In-Scope Agreement if R1 elects to terminate such agreement in accordance with the process in Subsection (a) above.
XV. INTELLECTUAL PROPERTY AND OTHER MATTERS
15.1    Intellectual Property. R1 or, as applicable, its agents, subcontractors, R1 Contractors (and their respective agents and partners) and its delivery partners, shall have and retain all right, title and interest, including ownership of their respective copyrights, patents, trade secrets and other intellectual property rights, in and to methods, processes, techniques, strategies, materials, images, prototypes, software, source and object code and related materials that are owned or developed by R1 (the “R1 Intellectual Property”) and/or its agents, subcontractors, R1 Contractors (and their respective agents and partners) or any delivery partners during the Term of this Services Agreement, including any modifications to, or derivative works or enhancements of, materials owned or licensed by R1, and any tools, utilities, prototypes, models, processes, methodologies and other such materials that are developed, enhanced or improved during the Term of this Services Agreement by R1 and/or any of its agents, subcontractors, R1 Contractors (and their respective agents and partners) or any delivery partners, which relate to the performance of the Services, or any modification of the Services to be provided under this Services Agreement. Intermountain Healthcare acknowledges that it has been informed by R1 that all of the foregoing is R1 Intellectual Property or, as applicable, that of its agents, subcontractors, R1 Contractors (and their respective agents and partners) and its delivery partners, and Intermountain Healthcare agrees that no work of authorship developed or delivered by R1 or any of its agents, subcontractors, R1 Contractors (and their respective agents and partners) or its delivery partners is or will be a “work made for hire” as defined by U.S. copyright law, and that Intermountain Healthcare has no ownership of or exclusive rights to the R1 Intellectual Property owned and/or developed by R1 and/or its agents, subcontractors, R1 Contractors (and their respective agents and partners) or delivery partners except that Intermountain Healthcare will have the non-exclusive rights set forth in this Services Agreement with the understanding that neither this Services Agreement, including any of its Exhibits, nor any other agreement between the Parties grants to Intermountain Healthcare any exclusivity with respect to such R1 Intellectual Property. Conversely, R1 acknowledges that it has no right, title or interest in or to any copyrights, patents, trade secrets and other intellectual property rights, in and to methods, processes, techniques, strategies, materials, images, prototypes, software, source and object code and related materials of Intermountain Healthcare or any of its Affiliates (the “Intermountain Healthcare Intellectual Property”). Nothing in this Services Agreement, including any of its Exhibits, or in any other agreement between the Parties assigns, conveys or licenses to R1 or any other person or entity any Intermountain Healthcare Intellectual Property of Intermountain Healthcare or any of its Affiliates,

or grants any exclusivity to R1 or any other person or entity, except that R1 will have the non-exclusive rights expressly set forth in this Services Agreement.
Each Party will protect the other Party’s Intellectual Property with the same care and diligence as it would use to protect its own Intellectual Property, but in no event will such care and diligence be less than commercially reasonable care and diligence. Consistent with each Party’s obligations in Section 9.3, each Party will take all necessary and appropriate steps to safeguard the other’s Intellectual Property against infringement by employees, former employees, vendors, affiliates and others to whom the Party has directly, or indirectly, made the other Party’s Intellectual Property available.
15.2    Incidental IP License. R1 hereby acknowledges and agrees that Intermountain Healthcare shall have the right to use, and R1 hereby grants to Intermountain Healthcare an irrevocable, non-exclusive, world-wide license to use, the R1 Incidental IP (as defined immediately below) during the Term of this Services Agreement and thereafter, [**] in connection with, and in the ordinary course of, Intermountain Healthcare’s business (such right and license are referred to as the “Incidental IP License”). This Incidental IP License is personal to Intermountain Healthcare and may not be assigned, transferred, sublicensed or otherwise conveyed to any person or entity, except as part of an assignment of this Services Agreement that is permitted by Section 24.9. “R1 Incidental IP” means any methods, processes, techniques, strategies, ideas, recommendations, and other know-how which are learned by or disclosed to Intermountain Healthcare or its employees as a result of R1’s delivery of Services under this Services Agreement and which subsequently become part of Intermountain Healthcare’s general knowledge or operations. This Incidental IP License does not include any software. This Incidental IP License is [**] if R1 owns or becomes the owner of any valid patent that claims any of the know-how included in the Incidental IP License, then R1 must give Intermountain Healthcare notice thereof and if Intermountain Healthcare uses that patented know-how, then Intermountain Healthcare will pay a reasonable license fee for that patent based on the extent to which Intermountain Healthcare uses the patented know-how. This Incidental IP License may also be exercised by Consultants, but only for the benefit of Intermountain Healthcare and subject to Section 9.3(d) to the extent it is applicable.
15.3    Software and Services License. As part of the Services under this Services Agreement, R1 will provide and hereby grants to Intermountain Healthcare, during the Term, an irrevocable (except as provided in this Section 15.3) non-exclusive license to access and use the R1 Technology, and any other R1 software, R1 Intellectual Property, processes, methodologies, works of authorship and technology which are made available to Intermountain Healthcare in connection with the Services, solely for Intermountain Healthcare’s internal business activities and purposes relating to its revenue cycle operations or any other activity or purpose (e.g., training purposes) ancillary to those revenue cycle operations. The term “use” as used in this license further includes installation (solely for purposes of exercising the Recovery Environment License for disaster recovery or to provide for business continuity), copying and other actions needed or useful for the exercise of this license. During the Term, R1 also will permit Intermountain Healthcare to access, use and make use of R1

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Analytics, by and through the Client Users, solely for the purpose of reporting and analyzing Intermountain RCO Data (as defined in Section 15.4 below). A “Client User” means each of Intermountain Healthcare’s employees and Consultants designated by Intermountain Healthcare to use the R1 Technology; provided that with respect to Consultants this is subject to Section 9.3(d). This service and license described in this Section 15.3 are referred to as the “Software and Services License” and further includes the right and license for Intermountain Healthcare to remotely access and use R1 software and R1 Analytics running on R1 Servers located at one or more SunGard, Microsoft Azure, or other data centers and the right to make backup copies of the Intermountain Healthcare revenue cycle production environment. The Software and Services License will continue after termination of this Services Agreement until the end of the Disengagement Services, after which it will terminate and IMH will cease all use of the R1 Technology, and any other R1 software, R1 Intellectual Property, processes, methodologies, works of authorship and technology licensed to IMH under the Software and Services License, subject to Section 15.2. Notwithstanding the foregoing, the Software and Services License will be revocable with respect to any R1 Technology that is dependent on software owned by an R1 Contractor and that R1 does not have the right to continue providing during the Term, provided that R1 must provide a suitable substitute under this license before revocation. “R1 Servers” mean the servers, computer systems, storage devices, and other equipment used to run, store or back up the R1 Technology, and any other software that is used by in connection with the Services or revenue cycle operations, but this definition does not include any servers or other property owned by Intermountain Healthcare or leased by a third party to Intermountain Healthcare. Upon request by Intermountain Healthcare for any of its Affiliates to access and use the R1 Technology under the above license and permission, such affiliates will be added to the Services, and acquire access to and use of the R1 Technology, through subsequent amendments to Exhibit 3.7 if and as mutually agreed upon in writing by the Parties with the understanding that R1 will not unreasonably refuse to allow such amendments and that the Parties also will reasonably increase the Charges as necessary to account for such additions in accordance with Exhibit 11.1. Any such use of the R1 Technology by Intermountain Healthcare’s Affiliates will be subject to the applicable provisions, limitations and protections of this Services Agreement.
15.4    Intermountain RCO Data. “Intermountain RCO Data” means the data of Intermountain Healthcare and all data applicable to the revenue cycle operations of Intermountain Healthcare, but does not include any information or data created by R1 to support its internal operations outside of the Services provided to Intermountain Healthcare (e.g., information or data R1 uses for purposes of creating internal financial and other records). To the extent needed or useful to do so for purposes of the Services or revenue cycle operations, Intermountain RCO Data will be stored on the R1 Servers (subject to Sections 6.2, 13.1, and 13.2 and any other provisions in this Services Agreement relating to the protection or storage of Intermountain RCO Data) and will be accessible by Intermountain Healthcare and R1 for purposes of retrieval, downloading, uploading, updating and otherwise using the Intermountain RCO Data. Notwithstanding anything to the contrary, all Intermountain RCO Data is owned by Intermountain Healthcare, not R1 or any other person or entity. R1 will safeguard and keep confidential the Intermountain RCO Data and not use any of the Intermountain RCO Data for any purpose other than the performance of the Services and any other purposes expressly permitted hereunder. Any other purpose not expressly permitted under this Agreement, including other product, service and program development and improvement or research purposes, will require IMH’s approval (which may be withheld) and a separate written agreement or amendment to this Agreement.
15.5    Consent to Use Data Analysis Results. Except if and as otherwise agreed by the Parties in this Services Agreement or a separate agreement, (i) to the extent that the Services under this Services Agreement include data analysis of Intermountain RCO Data conducted for the benefit of Intermountain Healthcare, then the results of such data analysis may be used by R1 only for purposes of improving operational performance of the Services for the benefit of Intermountain Healthcare (with the understanding that those improvements may also benefit other R1 clients who receive services from R1 that are the same as or similar to the Services received by Intermountain Healthcare) and (ii) R1 shall specifically be permitted to use the Intermountain RCO Data in furtherance of benchmarking, quality control, and other internal business purposes, including improvements to R1 Services for the benefit of Intermountain Healthcare (with the understanding that those improvements may also benefit other R1 clients who receive services from R1 that are the same as or similar to the Services received by Intermountain Healthcare) (but no Intermountain RCO Data will be disclosed to others except for de-identified and aggregated Intermountain RCO Data as permitted below). For purposes of clarity, during the Term (but not thereafter) R1 may incorporate non-identifiable aggregated data extracts from Intermountain RCO Data, including Intermountain RCO Data which constitutes PHI that has been de-identified and aggregated in accordance with HIPAA and cannot reasonably be re-identified by R1, into R1’s services, documentation and other materials regarding services which R1 provides. R1 agrees that it shall be responsible for any and all losses or other harm experienced by Intermountain arising out of any third party’s re-identification of any such de-identified aggregated Intermountain RCO Data which has been incorporated into R1’s services, documentation and other materials. Intermountain and R1 agree that Intermountain shall retain sole ownership of any such de-identified aggregated Intermountain RCO Data which is incorporated into R1 documentation and materials and that Intermountain hereby grants to R1 a perpetual worldwide and royalty free license to such de-identified aggregated data for use as permitted by this Section 15.5. Notwithstanding the foregoing, Intermountain acknowledges that R1 shall retain ownership of such R1 documentation and materials (other than the de-identified aggregated Intermountain RCO Data) and that such R1 documentation and materials (including the de-identified aggregated Intermountain RCO Data in them) may be disclosed to third parties.  All such data is subject to the BAA and Malware and Security Agreement (see Sections 17.2 and 17.3), and in no event may R1 disclose any protected health information, personally-identifiable information or payment card industry information to any third party (with the exception of R1 Contractors having a need to know for purposes of the Services and in compliance with Section 17.1 and this Services Agreement).
15.6    R1 Analytics Data. “R1 Analytics Data” means any Intermountain RCO Data used in or by R1 Analytics, and any queries used in the analytics of that data and the results of those queries and analytics. All R1 Analytics Data will be backed-up and stored by R1 for Intermountain Healthcare.

R1 will provide R1 Analytics Data to Intermountain Healthcare if and as reasonably requested by Intermountain Healthcare before or during the Disengagement Services.
15.7    Access Credentials. R1 will permit access to the R1 Technology software via the Internet (using Google Chrome or some other compatible web browser) solely through the use of Access Credentials assigned to the Client Users. “Access Credentials” means any unique user identification and password combination or other security code, method, or device used to verify a Client User’s identity and authorization to access and use the R1 Technology Access Credentials will be deemed Confidential Information of both Parties.
15.8    Authorization Limitations and Restrictions. Intermountain Healthcare shall not, and shall not permit any other person to, access or use the R1 Technology except as expressly permitted by this Services Agreement or some other agreement between the Parties or with the consent of R1. Without limiting the foregoing, but subject to the foregoing exception, Intermountain Healthcare shall not:

(a)
copy, modify or create derivative works of the R1 Technology or any part of such tools, except as permitted by or needed for this Services Agreement or that is otherwise a fair use or a non-infringing act under applicable law (but for the avoidance of doubt, Intermountain Healthcare may copy screen displays as needed for training or support purposes); or

(b)	rent, lease, lend, sell, sublicense, assign, distribute, publish, transfer or otherwise make available the R1 Technology to any third party; or

(c)
reverse engineer, disassemble, decompile, decode, adapt or otherwise attempt to discern or gain access to the source code of the R1 Technology, in whole or in part, except pursuant to this Services Agreement or an escrow agreement or the written permission of R1.

15.9    Malware. Intermountain Healthcare warrants that R1 will not receive Malware as the result of an intentional, negligent or malicious act of any Intermountain Healthcare employee. Intermountain Healthcare further warrants that it will use commercially available, reasonable efforts and means to ensure that R1 will not receive Malware from Intermountain Healthcare or any of its employees (via modem, VPN, Internet, or any other method or means). If a Consultant intentionally, negligently or maliciously transmits any Malware to R1, Intermountain Healthcare and R1 will cooperate with each other in taking appropriate action against the Consultant. “Malware” means any virus, worm, trap door, back door, snoopware, spyware, malicious logic, Trojan horse, time bomb or other malicious functionality that is designed to erase or alter data, programs or equipment or render any of them unusable, intentionally interfere with the R1 Technology, or otherwise intentionally cause the R1 Technology, or any other R1 software to become inoperable or incapable of being normally used.
15.10    Protection of Access Credentials. Each Party will notify the other Party of any misuse or security breach involving any Access Credentials.

15.11    Changes to the R1 Technology. R1 reserves the right to make any changes to the R1 Technology or specifications that it deems necessary or useful, provided that any such changes do not materially degrade the function or performance of the R1 Technology or the Services, or the usefulness of the foregoing to Intermountain Healthcare, or the security of Intermountain RCO Data.
15.12    Suspension or Termination of Access. R1 may suspend Intermountain Healthcare’s, any Client User’s, or any other person’s access to or use of all or any part of the R1 Technology, without any resulting obligation or liability, upon reasonable prior notice (if possible) if the suspension is necessary to comply with any applicable law, regulation, judicial order or other governmental demand, provided that any such suspension will only apply to the affected R1 Technology software or tools at issue, and further provided that representatives of the Parties will meet on an expedited basis and do all that is reasonably necessary to allow for a lifting of the suspension. Additionally, R1 may suspend, terminate or otherwise deny a Client User’s access to or use of all or any part of the R1 Technology, without any resulting obligation or liability, if such Client User is using the R1 Technology for fraudulent or unlawful activities, provided that R1 immediately notifies Intermountain Healthcare of such Client User’s suspension, termination or denial of access. R1 shall meet with Intermountain Healthcare representatives (including by telephone) within one business day of such suspension, termination, or denial of access (or as soon as possible thereafter if an Intermountain Healthcare representative is not available within such one business day timeframe) to discuss such Client User’s activities that were the basis for the suspension, termination or denial of access. Further, R1 may suspend, terminate or otherwise deny a Client User’s access to or use of all or any part of the R1 Technology, without any resulting obligation or liability, if such Client User has not accessed or used the R1 Technology in the immediately prior [**] days, provided that any such suspension, termination or denial will be without prejudice to a subsequent request to restore access to any such Client User. This Section 15.12 does not limit any of R1’s other rights or remedies, whether at law or in equity.
15.13    Consent to Monitoring. Intermountain Healthcare agrees that R1 may use the R1 software to review, monitor and record Intermountain Healthcare’s use of the R1 Technology to the extent permitted by law, including information reflecting access or use of the R1 Technology by any Client User. R1 may use the R1 software to monitor and measure Intermountain Healthcare’s use of the R1 Technology in connection with R1’s performance of the Services and to assist Intermountain Healthcare with measuring and achieving its business productivity goals. R1 also may use information it gains from such monitoring, recording and measuring to assess use by any Client User to determine compliance with this Services Agreement. The scope of this review, monitoring, recording and measuring will be strictly limited by R1 to that which is necessary for the purposes articulated in this paragraph. The results of the review, monitoring, recording and measuring will be disclosed by R1 to Intermountain Healthcare and will be discussed by the Parties as part of their regular business review process. If R1 becomes aware that Intermountain Healthcare is not in compliance in all material respects with any applicable law, then such results will be fully and promptly made available by R1 to Intermountain Healthcare. In the event that any non-compliance

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or other problem is discovered by a review, monitoring or recording, the Parties will discuss the non-compliance or other problem and work to promptly implement a remedy. The results of the review, monitoring and recording will be kept confidential by R1, except for disclosure to Intermountain Healthcare.
15.14    Monitoring by IMH. Intermountain may monitor and record for security and privacy purposes, any access to or use of Intermountain RCO Data or IMH computer systems by R1 or its personnel. R1 will cooperate with IMH in the implementation, operation and maintenance of such monitoring and recordation, at IMH’s expense.
15.15    Replacement of R1 Personnel. If any of the personnel performing Services are reasonably objectionable to IMH, then IMH will consult with the R1 Site Lead and the Parties will determine whether to replace such personnel in accordance with R1 human resources policies and procedures. If any matter with respect to the requested or actual replacement of such individual needs to be resolved that cannot be resolved by the R1 Site Lead, the matter will be discussed by the Operations Oversight Council. The resolution must be reasonably acceptable to IMH.
XVI. BUSINESS CONTINUITY
16.1    Recovery Environment and Continuity of Business. IMH shall have the option to require R1 to implement a Recovery Environment subject to the requirements of this Section 16.1. IMH may, but is not required to, exercise such option at any time during the Term of this Services Agreement by providing written notice to R1 (an “Election Notice”). If IMH exercises such option, it shall provide R1 with a reasonable amount of time in which to create and implement the Recovery Environment and comply with this Section 16.1 and Exhibit 16.1, which shall not be less than [**] following receipt of an Election Notice by R1. The “Recovery Environment” means those items reasonably needed by Intermountain Healthcare for disaster recovery or back up purposes and to provide for business continuity, and will include the software, configuration files, documents, information, instructions, data and other assets and resources identified in Exhibit 16.1. If IMH exercises the option under this Section 16.1, it shall be the responsibility of R1 to establish and keep the Recovery Environment current and “up to date” and to work with the information technology personnel of intermountain Healthcare to ensure that this happens. This obligation to keep current and “up to date” includes software updates, data transfer and refresh on a timely basis, and all that is reasonably needed to make the Recovery Environment useful and reliable for the purposes described above and for business continuity. The Recovery Requirements Exhibit further describes the rights and obligations of the Parties with respect to the Recovery Environment, if established pursuant to this Section 16.1, and any testing and validation, including Intermountain Healthcare’s right to request that any periodic restoration and testing take place. The Recovery Environment may be located at Intermountain Healthcare facilities or at the data center(s) of its data center provider (e.g., Dell), or both, provided, however, that nothing herein or in Exhibit 16.1 shall require R1 to purchase or provide any computer systems or equipment for use at such facilities or data center(s). If a Recovery Environment is established pursuant to this Section 16.1, R1 hereby grants to

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Intermountain Healthcare a non-exclusive, paid-up, royalty-free license to use, adapt, modify, run, test, and use the Recovery Environment as reasonably needed for disaster recovery or back up purposes or to provide for business continuity (the “Recovery Environment License”) during the term of this Agreement and the Disengagement Services; provided that in the event of termination of this Agreement for which no Disengagement Services are provided, such Recovery Environment License shall continue (but not any related support or other obligations set forth herein or in Exhibit 16.1) for the earlier of [**] or [**]. For clarity, the foregoing Recovery Environment License does not mean or imply that anything in the Recovery Environment that is owned by or proprietary to Intermountain Healthcare (e.g., the Intermountain RCO Data) is instead owned by R1 (i.e., Intermountain Healthcare retains ownership and does not need the Recovery Environment License for its rights) and there are no restrictions on Intermountain Healthcare with respect to the subject matter that it owns.
16.2    Disaster Recovery Plan. In addition to the Recovery Environment, R1 will implement, maintain and ensure the continuation of a disaster recovery and business continuity plan as described in Section 7 of the Malware and Security Agreement. This plan will be updated from time to time as needed to keep it current and to provide no less than a commercially reasonable level of protection to Intermountain Healthcare. R1 will implement and comply with the disaster recovery and business continuity plan.
16.3    Source Code and Development Environment. If and as requested by Intermountain Healthcare (the “Escrow Request”), and to the extent not included in the Recovery Environment (and without diminishing any obligations or rights with respect to the Recovery Environment), the Parties will establish an escrow of the source code and development environment for the R1 Technology, and any other R1 software used for the Services or revenue cycle operations, except for R1 Technology that is dependent on software owned by an R1 Contractor, with a software escrow company (e.g., Iron Mountain) that is acceptable to both Parties. The software escrow agreement must provide meaningful protection to Intermountain Healthcare and properly account for bankruptcy issues, including, without limitation, the right and ability to make an election to retain under Section 365(n) of the U.S. Bankruptcy Code.
16.4    Rights under the Bankruptcy Code. If this Services Agreement is rejected under the U.S. Bankruptcy Code, Intermountain Healthcare may elect to retain its licenses and rights as provided in Section 365(n) of the U.S. Bankruptcy Code. Nothing in this Section limits any other rights or remedies Intermountain Healthcare may have. The Parties intend that no bankruptcy or bankruptcy proceeding, petition, law or regulation will interfere with any license or right granted to Intermountain Healthcare in accordance with this Services Agreement with respect to any software or other forms or embodiments of intellectual property. The Parties agree that the software and other materials or media licensed or provided to Intermountain Healthcare are an “embodiment” of “intellectual property” as those terms are used in Section 365(n) of the U.S. Bankruptcy Code (11 U.S.C. 365(n)).

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XVII. DATA PRIVACY AND SECURITY
17.1    PHI and Data Privacy Policy. As part of R1’s protected health information (“PHI”) privacy policy and its confidential information privacy compliance program, and in connection with its desire to uniformly protect PHI and other sensitive data, R1 maintains a HIPAA Mitigation of Unauthorized Uses and Disclosures of PHI Policy and a Data Handling and Classification Policy that, to the best of R1’s knowledge, comply with all applicable federal and state statutes and regulations. R1 will notify Intermountain Healthcare of any changes in those policies during the Term of this Services Agreement, and agrees to promptly share all such policies with Intermountain Healthcare and to comply with those policies. This Section and such policies will not negate, limit or excuse any breach of any other section of this Services Agreement or of the BAA, Malware and Security Agreement, or Access and Confidentiality Agreement.
17.2    Business Associate Agreement. The Parties entered into a Business Associate Agreement, dated March 22, 2011, as amended effective on August 26, 2011, and as amended effective on October 31, 2011 (the “Prior BAA”). The Parties later entered into a Business Associate Agreement dated June 8, 2016, as amended as of the Effective Date(the “BAA”) that superseded the prior BAA. The BAA is a standalone agreement and nothing in the BAA is negated, amended or limited by this Services Agreement.
17.3    Malware and Security Agreement. The Parties have entered into a Malware and Security Agreement, dated as of the Effective Date (the “Malware and Security Agreement”) that superseded any prior Malware and Security Agreement. The Malware and Security Agreement is a standalone agreement and nothing in the Malware and Security Agreement is negated, amended or limited by this Services Agreement.
17.4    Access and Confidentiality Agreement. R1’s personnel who will have access to any computer system or network of Intermountain Healthcare must each agree to and sign the Access and Confidentiality Agreement, the form of which is attached hereto as Exhibit 17.4. Each signed original must be given by R1 to Intermountain Healthcare. All R1 personnel who will provide the Services hereunder have entered into a “Proprietary Interests and Protection Agreement” (or a predecessor agreement, i.e., a “Confidentiality and Non-Disclosure Agreement” which is substantively the same as the Proprietary Interest and Protection Agreement) with R1.
XVIII. COMPLIANCE AND AUDIT MATTERS
18.1    Compliance with Intermountain Healthcare’s Standards of Conduct. R1 recognizes that it is essential to the core values of Intermountain Healthcare that all persons and entities employed by or otherwise contracting with Intermountain Healthcare at all times conduct themselves in compliance with the highest standards of business ethics and integrity and applicable legal requirements, as reflected in Intermountain Healthcare’s policies, as may from time to time be amended, by Intermountain Healthcare. Subject to Section 18.4(b) below, R1 agrees that it will comply with such policies to the extent that they are applicable and will cause its personnel to also comply.
18.2    Compliance with Law and Regulations. Each Party represents that it, its personnel (including R1 Contractors in the case of R1) and its agents will comply with (i) all applicable federal, state and local laws, regulations and rules, including those governing Intermountain Healthcare’s status as a tax-exempt organization, Healthcare Laws (as defined in Exhibit 1.1), including the antikickback statutes (as they are commonly known), the Stark II prohibitions on physician ownership and self-referrals, and all employment and labor relations statutes, including affirmative action and non-discrimination statutes, (ii) all applicable regulatory or accrediting agencies with jurisdiction over Intermountain Healthcare (including, but not limited to, the U.S. Department of Health and Human Services) and (iii) any requirements of any commercially reasonable financing arrangement undertaken by Intermountain Healthcare. Intermountain Healthcare retains ultimate decision-making authority on any patient or clinical issues. In addition, IMH has decision-making authority regarding any compliance issues affecting Intermountain facilities and providers, subject to referral of disputes with respect to any such decisions to the Joint Review Board for consideration consistent with the last two sentences of Section 8.1.
R1 represents and warrants to Intermountain Healthcare that R1 and its directors, officers and employees are not excluded from participation in any federal health care programs, as defined under 42 U.S.C. §1320a-7b(f), or any form of state Medicaid program, and to R1’s knowledge, there are no pending or threatened governmental investigations that may lead to such exclusion. Additionally, Intermountain Healthcare represents and warrants to R1 that, to Intermountain Healthcare’s knowledge, (i) there are no Intermountain Healthcare personnel, including Transition Employees for as long as they are employed by Intermountain Healthcare, excluded from participation in any federal health care programs, as defined under 42 U.S.C. §1320a-7b(f), or any form of state Medicaid program and (ii) there are no pending or threatened governmental investigations that may lead to such exclusion.  Each Party agrees to notify the other Party of the commencement of any such exclusion or investigation promptly after the first Party is made aware of any such matter.

18.3    R1 Contractor Compliance. R1 represents and warrants that each of its agreements with R1 Contractors contains or will contain provisions regarding the protection of Intermountain Healthcare’s confidential information and regulatory compliance as contemplated herein, and that each of the R1 Contractors has entered into, or will enter into, a business associate agreement with R1 with respect to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). R1 further represents and warrants that none of the R1 Contractors is an “excluded provider” under any Federal Healthcare Program. In the event that any of the R1 Contractors becomes an “excluded provider’’, R1 shall promptly terminate its use of that R1 Contractor and shall, as soon as practicable, notify Intermountain’s Compliance Department of all relevant facts and circumstances.
18.4    Compliance Programs.

(a)
R1 and Intermountain Healthcare each represents to the other that throughout the Term of this Services Agreement they will each have, in effect, an appropriate corporate compliance program (a “Compliance Program”) designed to assure that their respective personnel and agents are aware of and fully observe the requirements of all applicable federal, state and local laws, regulations and rules.

(b)
R1’s Executive Vice President, Compliance & Risk or his/her designee (the “R1 Compliance Officer”) and IMH’s Vice President, Business Ethics and Compliance or his/her designee (the “IMH Compliance Officer”) shall coordinate and cooperate with one another to: (i) provide each other with information reasonably requested by the other regarding the aspects of such Party’s Compliance Program relating to the Services; and (ii) in good faith keep each other updated about those aspects of the respective Compliance Programs that relate to the Services or the Party’s obligations under this Agreement.

(c)
R1 acknowledges that all Services provided under this Services Agreement, and all of R1’s personnel, shall be explicitly subject to applicable Intermountain Healthcare policies and procedures which are provided to R1 prior to the Effective Date or thereafter upon [**] days notice. Nothing in this section shall limit the authority of IMH Authorized Personnel pursuant to Section 8.5 of this Agreement. Notwithstanding the foregoing, the R1 Compliance Officer may raise any proposed changes or issues with such policies with the IMH Compliance Officer and the IMH Compliance Officer shall consider such matters in good faith. If the R1 Compliance Officer and the IMH Compliance Officer are unable to agree upon a resolution of any such matter, either Party may refer the matter to the Operations Oversight Council or the Joint Review Board under Section 8.3 or 8.1 for resolution.

18.5    Unauthorized Acts. In addition to its obligations under the NDAs, this Services Agreement, the Malware and Security Agreement and the BAA, each Party (the “First Party”) shall:

(a)	Notify the other Party promptly of any material unauthorized possession, use or communication of any PHI, data or Confidential Information of the other Party which becomes known to the First Party.

(b)
Promptly furnish to the other Party any information in the First Party’s possession related to the unauthorized possession, use or communication of any PHI, data or Confidential Information and reasonably assist the other Party in investigating the unauthorized conduct, and preventing the recurrence of any unauthorized conduct. This Section 18.5(b) does not apply to any information that is subject to a privilege (e.g., attorney-client privilege or attorney work product) or to any obligation of confidentiality to a third party.

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(c)	Cooperate with the other Party in responding to any third parties entitled to a report of the unauthorized conduct and in determining the nature and content of any required reporting.

(d)	Take such remedial steps as might be appropriate to avoid any recurrence of any unauthorized conduct in the future.
18.6    Record Retention. For a period of [**] years, or [**] years for Medicare Advantage records, after services are furnished under this Services Agreement, R1 shall retain and permit the Comptroller General of the United States, the U.S. Department of Health and Human Services and their respective duly authorized representatives access to examine or copy this Services Agreement and such books, documents, and records of R1 as are reasonably necessary to verify the nature and extent of the costs of the services supplied under this Services Agreement. In the event R1 provides any of its Services under this Services Agreement pursuant to a subcontract and if (i) the services provided pursuant to such subcontract have a value or cost of ten thousand dollars ($10,000.00) or more over a twelve (12) month period and (ii) such subcontract is with a related organization, then R1 agrees that such subcontract shall contain a clause requiring the subcontractor to retain and allow access to its records on the same terms and conditions as required by Intermountain Healthcare. This provision shall be null and void should it be determined that Section 1861(v)(1)(I) of the Social Security Act is not applicable to this Services Agreement.
In addition to the foregoing and to the extent that R1 in connection with the Services holds or keeps any records of Intermountain Healthcare that are not otherwise held by Intermountain Healthcare in the normal course of its business, such records will be held, kept and preserved in accordance with the then-current record retention polices of Intermountain Healthcare to the extent that those policies are communicated in writing to R1.
18.7    Privilege Issues. R1 acknowledges that Intermountain Healthcare believes that in connection with the delivery of the Services, information may be prepared under the direction of Intermountain Healthcare’s legal counsel in anticipation of litigation, or otherwise, that Intermountain Healthcare seeks to keep privileged under the applicable attorney/Intermountain Healthcare or attorney work product privileges conferred by applicable law (“Privileged Work Product”). R1 acknowledges that under such circumstances, R1 is performing the Services as to Privileged Work Product as an agent of Intermountain Healthcare, and that all matters related thereto are protected from disclosure, at Intermountain Healthcare’s option, by Rule 26 of the Federal Rules of Civil Procedure and any other available rule or privilege. Intermountain Healthcare shall notify R1 when it is to be provided access to Privileged Work Product or when its work is determined to be Privileged Work Product. After R1 is notified or otherwise becomes aware that such documents, data, database, or communications are Privileged Work Product, only R1 personnel for whom such access is necessary for the purpose of providing Services to Intermountain Healthcare as provided in this Services Agreement may have access to Privileged Work Product. Should R1 ever be notified of any judicial or other proceeding seeking to obtain access to Privileged Work Product, R1 shall, unless prohibited

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by law, (a) immediately notify Intermountain Healthcare and (b) take such reasonable actions at Intermountain Healthcare’s expense as may be specified by Intermountain Healthcare to resist providing such access or to protect it through a protective order or other lawful means. Intermountain Healthcare shall have the right and duty to represent R1 in such resistance or to select and compensate legal counsel to so represent R1, or to reimburse R1 for actual and reasonable attorneys’ fees, reasonable expenses and any damages arising from R1’s compliance with this section incurred in resisting such access. Intermountain Healthcare shall indemnify and hold harmless R1 and its respective officers, directors, employees and representatives against any and all claims, damages, and expenses, including reasonable attorney’s fees, related to third party claims arising from R1’s compliance with this section, provided that R1 is not itself the target or subject of an investigation regarding the Services provided under this Services Agreement or in breach of a provision of this Services Agreement that is relevant to the matter. If R1 is ultimately required, pursuant to an order of a court of competent jurisdiction, to produce documents, disclose data, or otherwise act in contravention of the confidentiality obligations imposed in this Services Agreement or otherwise with respect to maintaining the confidentiality, proprietary nature and secrecy of Privileged Work Product, R1 shall not be liable for breach of such obligation. In such event, R1 agrees to disclose only that information minimally required to be disclosed by such legal action.
Notwithstanding the foregoing, the Parties recognize that they may become joint defendants in proceedings to which the information covered by the protections and privileges identified in this Section 18.7 relates and they may share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, if reasonably requested by R1 or IMH, the Parties shall enter into a joint defense agreement with respect thereto. R1 is not waiving, nor will it be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under applicable law of any jurisdiction as a result of disclosing information pursuant to this Agreement or the Services, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to IMH, regardless of whether R1 has asserted, or is or may be entitled to assert, such privileges and protections.  In addition to the foregoing, this Section 18.7 shall not apply to potential litigation or disputes between the Parties.
18.8    Additional Compliance Obligations. In addition to any other compliance obligations R1 may have, R1 must meet the obligations of Exhibit 18.8.
18.9    Compliance Investigations, Notifications and Reports.

(a)
During the Term and for a period of [**] thereafter, R1 and Intermountain Healthcare agree to cooperate with one another in good faith in the investigation and resolution of any compliance matter that may arise affecting the Services to be provided under this Agreement. It is the Parties’ mutual intention that any investigations undertaken regarding the provision of the Services or this Agreement or the Business Associate Agreement or the Malware and Security Agreement will be undertaken jointly, and

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in a coordinated fashion, by the R1 Compliance Officer and the IMH Compliance Officer unless either Party has good cause or reason to proceed with an independent investigation.

(b)
The R1 Compliance Officer shall maintain routine communications with the IMH Compliance Officer on aspects of the parties respective Compliance Program relating to the Services. Such contacts shall occur on a regularly scheduled basis, subject to the Parties’ coordination. The R1 Compliance Officer shall make an [**] report to the IMH Compliance Officer on the scope and effectiveness of the R1 Compliance Program with regard to the Services, to be delivered within [**] days after each anniversary of the Effective Date (or as otherwise agreed by the Parties) and shall include those elements set forth in Exhibit 18.9.

(c)
Without limiting the above, each Party’s compliance head (i.e., the R1 Compliance Officer and the IMH Compliance Officer) shall promptly notify the other Party of (i) any and all actual or potential compliance issues identified by a Party’s Compliance Program relating to the Services, or (ii) any subpoena or similar compulsory request for information or documents relating to the Services. The Parties shall develop a system to facilitate and document these communications.

(d)
Without limiting Section 18.9(c), whenever R1 or any of its subcontractors becomes aware of credible information by whatever means suggesting that IMH may have received an overpayment from Medicare, Medicaid, or any governmental payer, it shall promptly notify the IMH Compliance Officer or a designated IMH representative of that information. The Parties will follow IMH policies and procedures related to overpayments and shall develop a system to facilitate and document these communications.

XIX. AUDITS AND REPORTING
19.1    Audits and Inspections. During the Term and for a period of [**] thereafter, upon reasonable advance written notice from Intermountain Healthcare and reasonable opportunity for coordination and alignment relating to scope between R1 and Intermountain Healthcare, R1 shall provide such auditors and inspectors as Intermountain Healthcare may designate in writing with access to any R1 employees, reports, security procedures/protocols and information used by R1 to deliver the Services for the purpose of performing audits or inspections of the Services; provided that, to the extent that R1 or its R1 Contractor has obtained a certification from a qualified third-party assessor which uses applicable industry methods and standards (e.g., HITRUST or SOC) and such certification covers all or any portion of the items that would otherwise be the subject of such audit or inspection, then such items shall be excluded from the scope of such audit or inspection (except with respect to any audit by a regulatory authority). With respect to any audit or inspection of the Services, apart from any audit or investigation performed by Intermountain Healthcare’s internal or external auditors or governmental or regulatory authority, Intermountain Healthcare shall not

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use any auditor or inspector who (i) is a competitor of R1 or (ii) has a pre-existing conflict of interest with R1, in each such case without the prior written approval of R1 (such approval will not be unreasonably withheld and is now given with respect to any nationally recognized accounting firm). With respect to any such audit or investigation R1 shall have the right to demand appropriate protections against disclosure of its R1 Intellectual Property and Confidential Information (but if the auditor or investigator is part of a government entity that refuses to agree to such protections, the disclosure must proceed, and the auditor or investigator will be provided the information which is required by the auditor or investigator). R1 shall provide such auditors and inspectors with any reasonable assistance that they may require. IMH shall provide R1 with a summary of the results of any such audit or inspection upon receipt. R1 and IMH will discuss and mutually determine audit items that may need resolution and/or mutually develop plans and procedures to address any changes based on the findings from the audit. If any audit or inspection by an auditor or inspector designated by Intermountain Healthcare or a governmental or regulatory authority results in R1 being notified that it is not in compliance with any law, regulation, audit requirement or generally accepted accounting principle relating to the Services, R1 shall take prompt, ongoing actions to comply therewith, and shall continue such actions diligently until the compliance deficiencies have been remedied. The forgoing sentence shall not be interpreted to limit IMH’s discretion to adopt improved compliance policies and procedures as contemplated by Section 18.1. To the extent feasible, all audits and inspections are to be conducted during R1’s normal business hours of operation and conducted in a manner that does not disrupt R1’s normal business operations. Intermountain Healthcare’s auditors shall be required to comply with any reasonable security policies and procedures provided by R1 and shall execute any access and confidential information agreements reasonably requested by R1 and that are not any broader in scope than is reasonably necessary in light of any access or other disclosures requested by such auditors for the audit or inspection. If an IMH audit is conducted to determine whether deficiencies identified in a prior audit have been remediated, and the results of the subsequent audit find that such deficiencies have not been remediated in accordance with the R1 management action plan, R1 will [**]. If an audit demonstrates that the fees paid by IMH were greater than the fees owed, then R1 will [**].
19.2    Reports. R1 shall provide IMH with [**] reports and data sets set forth in Exhibit 19.2 (the “Reports”) to permit IMH to monitor and oversee R1’s performance of the Services along with any other reports to be provided under this Services Agreement. In addition, from time to time, IMH or any IMH Facility administrator or his or her designee may request additional Reports to be generated by R1 and delivered to IMH on an ad hoc or periodic basis, if so requested, [**]. If IMH requests any report of the type or nature of a report under the Original Services Agreement, a report of the same type or nature will be generated by R1 and delivered to IMH as a Report under this Section 19.2. All Reports shall be provided as part of the Services [**]. The Reports shall be provided in a network accessible format with ability for data to be downloaded to IMH’s then current standard spreadsheet application. If problems with IMH’s IT Environment cause any delay in creating or providing Reports, R1 will not be responsible for the delay, but R1 must work in good faith with IMH and any applicable third party vendors or licensors to resolve those problems and overcome the delay.

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19.3    Inspection of Servers. At the reasonable request of Intermountain Healthcare, its personnel may inspect R1 Servers and the data center(s) where they are located for security and other legitimate reasons; provided that, to the extent that R1 or its R1 Contractor has a third-party attestation or certification (e.g., SOC 2 Type II) from a qualified third-party assessor that covers all or any portion of the items that would otherwise be the subject of such audit or inspection, then such items shall be excluded from the scope of such audit or inspection. R1 and IMH will mutually develop plans and procedures for addressing items outside the scope of available attestations.
19.4    SOC 2 Type II Audits and Reports. Promptly after the Effective Date and at least [**] thereafter, R1 shall have conducted for it a SOC 2 Type II audit of each service center or other facility and servers, equipment and software at which any Intermountain RCO Data is stored or from which any Services are performed, and will provide a copy of the SOC 2 Type II report to IMH following the audit. R1 will promptly remedy any issues, deficiencies or security risks identified by the audit or report or if no remedy is necessary then provide a detailed response to the auditor explaining why no remedy is necessary with respect to an identified deficiency. On an [**] basis, R1 agrees to obtain a SOC 2 Type II report from each service center or other facility at which any Intermountain RCO Data is stored and will provide a copy of such SOC 2 Type II reports to IMH. The term SOC 2 Type II will include any subsequent or successor industry accepted standard or requirements for similar audits and reports reasonably designated by IMH.
19.5    Pre-Transition Audit. Prior to the commencement of Services for any IMH Facility or IMH Provider, R1 shall be entitled to conduct (directly or through an agent of R1), at R1’s expense, a comprehensive compliance audit of all Services of such IMH Facility or IMH Provider (a “Pre-Transition Audit”). R1 shall not use any auditor or inspector who has a pre-existing conflict of interest with IMH without the prior written approval of IMH (such approval will not be unreasonably withheld and is now given with respect to any nationally recognized accounting firm). IMH shall cooperate with R1 in connection with any Pre-Transition Audit, including by facilitating access to the applicable IMH Facility or IMH Provider and personnel of such IMH Facility or IMH Provider. IMH shall use commercially reasonable efforts to correct any adverse findings of any Pre-Transition Audit. If IMH disputes any findings, the dispute will be resolved in accordance with Article XX. Notwithstanding anything in this Agreement to the contrary, R1 shall have no responsibility or liability for any non-compliance with any Law or this Agreement identified by a Pre-Transition Audit with respect to any IMH Facility or IMH Provider if such non-compliance continues to occur after the Commencement Date (either because IMH would not or was not able to remedy and/or R1 cannot reasonably remedy) (such noncompliance, “IMH Controlled Non-Compliance”). However, R1 shall be responsible for (i) performance of all of the Services and (ii) meeting its compliance obligations under the Agreement, in each case of (i) and (ii), to the extent such performance or compliance is not affected by any IMH Controlled Non-Compliance. While conducting these audits R1 remains subject to the terms of this Agreement.
XX. DISPUTE RESOLUTION

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20.1    Compliance with Rights of Cure and Dispute Resolution. Intermountain Healthcare and R1 each agrees that in the event of any breach of this Services Agreement, the Parties must follow and comply with the applicable provisions of this Services Agreement relating to the rights of cure, dispute resolution and termination for cause which are set forth in this Article XX and Article XXIII above.
20.2    Referral of Dispute to Executive Sponsors. Except as otherwise specifically provided herein, any dispute arising under this Services Agreement shall first be referred to the Intermountain Healthcare Executive Sponsor and the R1 Executive Sponsor.
20.3    Referral of Dispute to the Operations Oversight Council and/or Joint Review Board. Any dispute which is not resolved through a good faith dialogue by the Intermountain Healthcare Executive Sponsor and the R1 Executive Sponsor within [**] weeks (or such longer period as may be agreed upon by the Parties) may be referred, by either Party, to the Operations Oversight Council or Joint Review Board for resolution, depending on the nature of the dispute and the responsibilities of each body. In the event that a dispute is not resolved through a good faith dialogue by the Operations Oversight Council or Joint Review Board within [**] additional weeks (or such longer period as may be agreed upon by the Parties), then the dispute will be resolved in accordance with the following Section 20.4.
20.4    Arbitration. Any dispute which is not resolved by agreement of the Parties as provided in Sections 20.2 and 20.3 shall, except as otherwise provided in this Services Agreement, be finally settled by arbitration, conducted on a confidential basis, under the US Arbitration Act, if applicable, and the then-current Dispute Resolution Procedures (‘‘Rules”) of the American Health Lawyers Association (the “Association”) strictly in accordance with the terms of this Services Agreement and the laws of the State of Utah, excluding its principles of conflicts of laws.
All arbitration hearings shall be held in Salt Lake City, Utah. The arbitration decision shall be made by one arbitrator who will be selected by mutual agreement of the Parties, or if they cannot agree, then by the Association in accordance with its applicable rules and procedures. The arbitrator shall be a licensed practicing attorney, shall have no conflicts, shall be knowledgeable in the subject matter of the dispute, and shall have experience and education which qualify him or her to competently address the specific issues to be designated for arbitration. Each Party shall bear its own costs of the arbitration and one-half of the arbitrator’s costs and the costs of the Association. The arbitrator shall apply Utah substantive law to the proceeding. The arbitrator shall have the power to grant all legal and equitable remedies and award compensatory damages provided by Utah law, subject to the limitations set forth in this Services Agreement; provided, however, the arbitrator shall not have the power to amend this Services Agreement, award punitive or exemplary damages, or award damages in excess of any applicable limits contained in the Services Agreement. The arbitrator shall prepare in writing and provide to the Parties any award, including factual findings and the reasons on which the decision is based. The arbitrator shall not have the

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power to commit errors of law, and the award may be vacated or corrected for any such error.
Any award shall be paid within [**] days of the issuance of the arbitrator’s decision. If any award is not paid within [**] days, any Party may seek entry of a judgment in state or federal courts located in the State of Utah in the amount of the award.
Neither Party shall be excluded from seeking provisional or equitable remedies in the courts of competent jurisdiction, including but not limited to, temporary restraining orders and preliminary and permanent injunctions, but such remedies shall not be sought as a means to avoid or stay arbitration. THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY. ANY LITIGATION BETWEEN THE PARTIES WILL BE CONDUCTED EXCLUSIVELY IN A STATE OR FEDERAL COURT IN THE STATE OF UTAH AND ITS COURTS OF APPEAL, BUT THIS DOES NOT EXCUSE ANY PARTY FROM AN OBLIGATION UNDER THIS SERVICES AGREEMENT TO ARBITRATE. THE PARTIES AGREE AND SUBMIT TO SUCH JURISDICTION AND VENUE. THE REQUIREMENT OF ARBITRATION SET FORTH IN THIS SECTION SHALL NOT APPLY IN THE EVENT THAT THERE IS THIRD PARTY JOINDER BY EITHER PARTY OR A THIRD PARTY INSTITUTES AN ACTION AGAINST ANY PARTY TO THIS SERVICES AGREEMENT, AND SUCH THIRD PARTY IS NOT AMENABLE TO JOINDER IN THE ARBITRATION PROCEEDINGS CONTEMPLATED BY THIS SECTION.
XXI. INDEMNIFICATION AND LIABILITY
21.1    Indemnification by R1. R1 shall indemnify and hold harmless Intermountain Healthcare, IMH Facilities, IMH Providers, and their respective directors, trustees, officers, representatives and employees from and against any and all claims, judgments, awards, settlements, liabilities, costs, attorneys’ fees and losses arising out of any third party claims, including, without limitation, any governmental claims or employment practice claims, based upon or resulting from R1’s (a) [**], (b) infringement of any patent, trademark, service mark, trade name or trade secret, (c) tortious conduct, (d) willful misconduct, (e) HIPAA violation, (f) [**]; (g) taxes assessed against Intermountain Healthcare which are the responsibility of R1, (h) violations by R1 of its obligations, representations and warranties hereunder; (i) [**]; and (j) damage, loss or destruction of any real or tangible personal property caused by the negligence or other tortious conduct of R1 or the failure of R1 to comply with its obligations under this Agreement, in each case of (a) to (j) above which are not caused or directed by Intermountain Healthcare. For purposes of (i) above, [**].
21.2    Indemnification by Intermountain Healthcare. Intermountain Healthcare shall indemnify and hold harmless R1 and its directors, officers and employees and third party delivery partners from and against any and all claims, judgments, awards, settlements, liabilities, costs, attorneys’ fees and losses arising out of any third party claims, including any governmental claims or employment practice claims, based upon or resulting from Intermountain Healthcare’s (a) [**], (b)

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infringement of any patent, trademark, service mark, trade name or trade secret, (c) tortious conduct, (d) willful misconduct, (e) HIPAA violation, (f) [**], (g) taxes assessed against R1 which are the responsibility of Intermountain Healthcare, (h) violations by Intermountain Healthcare of its obligations, representations and warranties hereunder, and (i) [**]; in each case of (a) to (i) above which are not caused or directed by R1, pursuant to the billing, coding and collection policies, practices and procedures of Intermountain Healthcare. For purposes of (i) above, [**].
21.3    Liability Cap. Each Party’s monetary liability under this Services Agreement to the other Party, including this Article XXI, shall be capped at [**]. Such cap shall not apply to liability for (a) claims arising out of a Party’s, or such Party’s employees’, vendors’, agents’, or R1 Contractors’ willful or intentional misconduct or intentional breach or gross negligence, or breach of a warranty or misrepresentation; (b) personal bodily injury or death or physical property damage; (c) taxes assessed against one Party that are the responsibility of the other Party; (d) a Party’s infringement of any patent, trademark, service mark, trade name or trade secret belonging to the other Party or its Affiliate; (e) payments for Services rendered prior to termination of this Services Agreement or any other fees, payments or credits set forth in this Services Agreement (including any of its Exhibits); (f) any breach of any of the following Sections 9.3, [**], or [**]; (g) [**]; (h) a breach of the BAA or Malware and Security Agreement; (i) [**], (j) [**]; or (k) [**] (collectively, the “Uncapped Liabilities”). Notwithstanding anything to the contrary in this Article XXI or elsewhere in this Agreement, in no event will either Party be liable to the other Party for any consequential, incidental, punitive or exemplary damages, including lost profits, except that [**].

21.4    Exception for Wrongful Termination. In the event of a Party’s wrongful termination of this Services Agreement, each Party’s monetary liability resulting from such termination shall be limited to the following (which are agreed to be direct damages):

(a)
In the case of a wrongful termination by Intermountain, R1’s damages shall be [**]: (A) if such wrongful termination occurs prior to the date that is twelve (12) months after the first Commencement Date (the “Reference Date”), [**], and (B) if such wrongful termination occurs on or after the Reference Date, then [**]; and (ii) any direct damages not included in (i) above that can be established or documented by R1, including, without limitation, any direct damages under Section 21.6. [**]

(b)
In the case of a wrongful termination by R1, Intermountain’s damages shall be [**], and (iv) any direct damages not included in (i), (ii) or (iii) above that can be established or documented by IMH, including, without limitation, any direct damages under Section 21.6. [**]

21.5    [**].

21.6	Acknowledged Direct Damages. The following categories of costs, expenses, damages, fines, penalties, amounts and losses shall be considered direct damages and neither Party

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shall assert that they are indirect, incidental, collateral, consequential or special damages or lost profits to the extent they result from either Party's failure to perform in accordance with this Agreement:

(i)	Costs and expenses of recreating or reloading a Party's information which is lost, stolen or damaged as a result of the other Party's breach of its obligations under this Agreement.

(ii)	[**]

(iii)	[**]

(iv)	[**]

(v)	[**]

(vi)	Straight time, overtime or related expenses incurred by either Party for employees, wages and salaries additional employees, travel expenses, and overtime expenses.

(vii)	Damages, fines, and penalties imposed by a regulatory agency for a Party's failure to comply with deadlines which is not the result of a Force Majeure Event.

(viii)	[**]

The absence of a direct damage listed in this Section 21.6 shall not be construed or interpreted as an agreement to exclude it as a direct damage under this Services Agreement.

XXII. INSURANCE
22.1    R1 Insurance Requirements. R1 will obtain and continuously maintain the following insurance coverages:

(a)	Workmen’s Compensation - statutory limits in each state as applicable to R1 employees who work on the Services.

(b)	Comprehensive General Liability Insurance - [**].

(c)	Comprehensive Auto Liability Insurance - [**] per accident.

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(d)	Umbrella excess liability coverage above the commercial general liability and comprehensive automobile liability described above in all amount not less than [**] per occurrence/accident.

(e)
Crime Insurance -- R1 is responsible for loss to owner and third party property/assets and shall maintain comprehensive crime insurance coverage for the dishonest acts of its employees in a minimum amount of [**]. Intermountain Healthcare is to be named loss payee with respect to the comprehensive crime insurance coverage.

(f)
Errors and Omissions Liability -- R1shall provide liability limits of at least [**] per claim and [**] in the aggregate. Coverage shall address the effects of any errors, omission, act, failure to act, neglect or breach of duty in the performance of Services or professional duties which are subject to this Services Agreement, including but not limited to, coverage for failure to properly maintain and/or protect personal information or confidential corporate information. The retroactive insurance date of such insurance shall be no later than the Effective Date of this Services Agreement. Such coverage must specifically identify Intermountain Healthcare and its officers, employees, and agents as additional insureds. If such errors and omissions liability coverage is written on a “claims made” basis, coverage must be continued for [**] years following the termination of this Agreement. All insurance required in this section must be with insurers holding AM Best rating no less than A VII. [**] If R1 becomes aware of a breach involving personal or patient information of Intermountain Healthcare, R1 must notify Intermountain Healthcare immediately and cooperate with Intermountain Healthcare in providing the appropriate breach response as directed and controlled by Intermountain Healthcare.

(g)
Network Security and Privacy Liability -- R1 shall provide third party liability limits of at least [**] per claim and [**] in the aggregate, including regulatory fines and penalties coverage. The retroactive insurance date of such insurance shall be no later than the Effective Date of this Services Agreement. Such coverage must specifically identify Intermountain Healthcare and its officers, employees, and agents as additional insureds. If such network security and privacy liability coverage is written on a “claims made” basis, coverage must be continued for [**] following the termination of this Agreement. All insurance required in this section must be with insurers holding AM Best rating no less than A VII. [**] If R1 becomes aware of a breach involving personal or patient information of Intermountain Healthcare, R1 must notify Intermountain Healthcare immediately and cooperate with Intermountain Healthcare in providing the appropriate breach response as directed and controlled by Intermountain Healthcare.

22.2    IMH Insurance Requirements.

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(a)	IMH will obtain and continuously maintain the following insurance coverages throughout the Term of this Services Agreement and where possible may do so in whole or in part through self-insurance:

(i)	Workers’ Compensation – statutory limits in each state as applicable to IMH employees who work on the Services.

(ii)	Comprehensive General Liability Insurance – [**]

(iii)	Comprehensive Auto Liability Insurance – [**] per accident

(iv)
Umbrella excess liability coverage above the Comprehensive General Liability Insurance and Comprehensive Auto Liability Insurance described above in an amount not less than [**] per occurrence/accident.

XXIII. TERM AND TERMINATION
23.1    Term Unless earlier terminated in accordance with this Article XXIII, the term of this Services Agreement shall commence on the Effective Date and will continue for ten (10) years thereafter (the “Term”). The Parties shall commence discussions in good faith upon the eighth (8th) anniversary of the Effective Date for a possible extension of the Term for an additional five (5) year period. A Party is not required to agree to an extension.
23.2    Terms of Work Orders. The term for each Work Order shall begin on the effective date set forth in such Work Order and continue for the rest of the Term, unless such Work Order sets forth an earlier expiration date or is earlier terminated in accordance with its terms.
23.3    Termination for Cause.

(a)
By Either Party. If a Party commits a material breach of this Services Agreement, the Business Associate Agreement or the Malware and Security Agreement which material breach results in a Material Adverse Effect on the non-breaching Party and is not cured within [**] from the breaching Party’s receipt of a written notice of the breach, then the non-breaching Party may, by giving notice to the breaching Party, terminate this Services Agreement. The notice of breach must specifically identify the provisions that are breached and must state the actions that the non-breaching Party believes are necessary for the breaching Party to cure the breach. If more than [**] days are reasonably needed to cure the breach, then the breaching Party shall be allowed such additional time as is reasonably required provided that the breaching Party gives notice of the need and begins the cure within the [**] day period and the breaching Party is thereafter diligent in pursuing the cure to completion. If the breach is not curable, then for the purposes of this Section, the breach shall be deemed cured

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if the breaching Party takes reasonable steps to prevent a repeat of the breach. The breaching Party remains liable for damages caused by its incurable breach.

(i)
Protection of IMH Against Termination. In view of IMH’s critical reliance on the Services and this Services Agreement, if IMH disputes that a material breach has occurred, then the issue (i.e., whether or not a material breach by IMH has occurred) must first be decided by the dispute resolution provisions of Article XX, including arbitration if necessary. If the Parties agree in writing that the material breach by IMH has occurred or if an arbitrator holds that the material breach by IHM has occurred, then IMH shall have an opportunity to cure the breach as described above (or to address an incurable breach as described above) in order to preserve this Services Agreement and to avoid termination by R1. The [**] day cure period will begin when the Parties have agreed in writing that the material breach has occurred or when the Parties receive the final written decision of the arbitrator that the material breach by IMH has occurred, and such period is subject to extension as described above.

(b)
Service Level Issues. If R1 has [**] or more Service Level Defaults over [**], then IMH may, upon at least [**] days’ prior written notice to R1, terminate this Services Agreement. At IMH’s option, only a subset of the Services may be terminated and this Services Agreement will continue for the remaining Services.

(c)	[**].

(d)	[**].

(e)	[**].
23.4    [Intentionally Blank]
23.5    Termination for Exclusion from Federal Health Programs, Changes in Law, Adverse Judgments.

(a)
Exclusion from Federal Health Care Program. A Party shall have the right to immediately terminate, upon written notice to the other Party, this Services Agreement if the other Party is excluded from a Federal Health Care Program, subject to Section 23.8.

(b)
Changes in Law. Upon expiration of the Workaround Period (during which no reasonable workaround has been agreed to in accordance with Section 23.5(d)), a Party, upon [**] days’ prior written notice to the other Party, may terminate the applicable portion of the Services if there is a change in a Healthcare Law but only

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to the extent that, as a result of such change: (i) it would be unlawful for the terminating Party to continue to perform or receive such applicable portion of the Services; or (ii) the continued performance or receipt by the terminating Party of such applicable portion of the Services would have a Material Adverse Effect on such Party’s business, taken as a whole.

(c)	Adverse Judgments.

(i)
“Adverse Judgment” means an adverse judgment, injunction, order or decision made against a Party by a domestic or foreign national, state, county, municipal, local, territorial or other government body, authority, department, agency, court, official or public or statutory person of competent jurisdiction.

(ii)
Upon expiration of the Workaround Period (during which no reasonable workaround has been agreed to and implemented in accordance with Section 23.5(d)), if there has been an Adverse Judgment against IMH or any IMH Affiliate that receives the Services:

(1)    that is caused by the fault of R1 or any R1 Affiliate or R1 Contractor, and not by any fault or contributory acts or omissions by IMH or any IMH Affiliate the following will apply:
(A)    IMH may upon [**] days’ prior written notice to R1 terminate the applicable portion of the Services (or, solely with respect to subparts (II) and (III), this Services Agreement) if there is, and only to the extent that as a result of, such Adverse Judgement (I) it would be unlawful, in the judgment of IMH legal counsel, for IMH or the applicable IMH Affiliate to continue to receive such applicable portion of the Services; (II) there is a Material Adverse Effect on IMH’s or the applicable IMH Affiliate’s business; or (III) the continued receipt by IMH or the applicable IMH Affiliate of such applicable portion of the Services would have a Material Adverse Effect on IMH or the applicable IMH Affiliate’s business.
(B)    R1 may terminate only the applicable portion of the Services upon [**] days’ prior written notice to IMH if it would be unlawful for R1 to continue to provide the applicable portion of the Services.
(2)    that is not caused by the fault of R1 or an R1 Affiliate or an R1 Contractor, then:
(A)    R1 may upon [**] days’ prior written notice to IMH, terminate the applicable portion of the Services if it would be unlawful for R1 to continue to provide such applicable portion of the Services.

[**] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

(B)    IMH may terminate the applicable portion of the Services upon [**] days’ prior written notice to R1 if it would be unlawful for IMH or the applicable IMH Affiliate to continue to receive the applicable portion of the Services.

(iii)
Upon expiration of the Workaround Period (during which no reasonable workaround has been agreed to and implemented in accordance with Section 23.5(d)), if there has been an Adverse Judgment against R1 or any R1 Contractor or R1 Affiliate that provides the Services:

(1)    that is caused by the fault of IMH or any IMH Affiliate, and not by any fault or contributory acts or omissions by R1 or any R1 Affiliate or R1 Contractor:
(A)    R1 may upon [**] days’ prior written notice to IMH terminate the applicable portion of the Services if there is, and only to the extent that as a result of, such Adverse Judgement it would be unlawful for R1 to continue to provide such applicable portion of the Services.
(B)    IMH may terminate the applicable portion of the Services upon [**] days’ prior written notice to R1 if it would be unlawful for IMH or the applicable IMH Affiliate to continue to receive the applicable portion of the Services.
(2)    that is not caused by the fault of IMH or any IMH Affiliate, then:
(A)    IMH may upon [**] days’ prior written notice to R1, terminate the applicable portion of the Services (or, solely with respect to subparts (II) and (III), this Services Agreement) if there is, and only to the extent that as a result of, such Adverse Judgment (I) it would be unlawful for IMH or the applicable IMH Affiliate to continue to receive such applicable portion of the Services; (II) there is a Material Adverse Effect on IMH’s or the applicable IMH Affiliate’s business; or (III) the continued receipt by IMH or the applicable IMH Affiliate of such applicable portion of the Services would have a Material Adverse Effect on IMH or the applicable IMH Affiliate’s business.
(B)    R1 may terminate the applicable portion of the Services upon [**] days’ prior written notice to IMH if it would be unlawful for R1 to continue to provide the applicable portion of the Services.

[**] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

(d)	Reasonable Workarounds. Prior to either Party exercising any termination right in (b) or (c) above, unless a Party is prohibited from doing so by an Adverse Judgment, the Parties shall:

(i)
cooperate in good faith for at least [**] days to agree upon and implement a reasonable workaround that would eliminate the Material Adverse Effect, if applicable, and cure the violation of Applicable Law (either Party may extend that period by up to an additional [**] days); and

(ii)
if such period has passed, or at such earlier time as mutually agreed to by the Parties, and no such workaround has been agreed to and implemented by the Parties, then either Party may submit the dispute to non-binding mediation with the American Health Lawyer’s Association. The procedures for such mediation and related costs shall be substantially the same as those set forth in Section 20.4 for any arbitration under this Services Agreement, provided that the mediation shall not be binding. The Parties shall be required to participate in such mediation in good faith and use all reasonable efforts to reach a mutually agreed workaround (including any increase in fees required to implement such workaround but only if the Adverse Judgement is not the fault of R1 or any R1 Contractor or R1 Affiliate that provides the Services), and a proposed implementation plan. If a workaround is agreed to, then the Parties will implement it.

The processes set forth in Sections 23.5(d)(i) and 23.5(d)(ii) above, as applicable, shall be collectively referred to as the “Workaround Period”. Nothing in this Section 23.5 will negate, limit or affect any right of termination under any other section of this Agreement.

(e)
Termination of a Portion of the Services. In the event of a termination of a portion of the Services pursuant to Section 23.3(b) or this Section 23.4, the termination shall be applied to the IMH Facilities and IMH Providers that were previously receiving such Services and an equitable reduction will be made to the Charges and other fees to take into account the reduced scope of the Services being performed by R1 pursuant to Exhibit 11.1-A. If the Parties cannot agree on the reduction, then the matter will be decided under Article XX.

23.6    Termination for Insolvency. If any Party (the “Insolvent Party”) (a) files for bankruptcy, (b) becomes or is declared insolvent, or is the subject of any bona fide proceedings related to its liquidation, administration, provisional liquidation, insolvency or the appointment of a receiver or similar officer for it, (c) passes a resolution for its voluntary liquidation, (d) has a receiver or manager appointed over all or substantially all of its assets, or (e) makes an assignment for the benefit of all or substantially all of its creditors, then the other Party may terminate this Services Agreement upon prior written notice to the Insolvent Party; provided, however, that (x) any Insolvent Party subject to an involuntary proceeding will have a reasonable amount of time (and in no event less than [**]days) to have such proceeding dismissed or stayed prior to the other Party having the right to

[**] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission.

terminate this Services Agreement pursuant to this Section 23.6, (y) R1 will not have the right to terminate this Services Agreement under this Section 23.6 so long as IMH is current in its payment of the Charges hereunder, and (z) IMH will not have the right to terminate this Services Agreement under this Section 23.6 so long as R1 continues to provide the Services and comply with this Agreement.
23.7    Return or Destruction of RCO Data. Upon termination of this Agreement, R1 will return or destroy all Intermountain RCO Data and will not retain, nor allow any of its agents or subcontractors to retain, any Intermountain RCO Data. Further, R1 will certify in writing to Intermountain that R1 (including its agents and subcontractors) has returned or destroyed all Intermountain RCO Data in accordance with the return and destruction provisions set forth in the Business Associate Agreement. In the event R1 determines that the return or destruction of Intermountain RCO Data is infeasible, R1 shall notify Intermountain of the conditions that make return or destruction infeasible and upon mutual agreement of the Parties that return or destruction is infeasible, R1 shall extend the protections of this Agreement, as well as the protections set forth in the Business Associate Agreement and Malware and Security Agreement, as applicable, to such Intermountain RCO Data and limit further uses and disclosures to the specific and limited purpose(s) that makes return or destruction of the Intermountain RCO Data infeasible.
23.8    Disengagement Services. Upon expiration or any other termination of this Services Agreement, R1 shall provide IMH with Continued Services and Disengagement Services subject to the requirements of and pursuant to the process set forth in Exhibit 23.8. The Term of this Services Agreement will be extended for purposes of the Continued Services and Disengagement Services for the duration of the disengagement and the Continued Services and Disengagement Services. Continued Services and Disengagement Services are considered part of the Services. IMH may, at its discretion, request to receive less than all of the Continued Services and Disengagement Services. If any IMH Facility or IMH Provider is sold or divested, then Continued Services and Disengagement Services will also be provided for the sold or divested IMH Facility or IMH Provider on an as-needed basis with Exhibit 23.8 reasonably adjusted to accommodate the sale or divestiture. If any portion of the Services is terminated, including, without limitation, pursuant to Section 23.3(b) or Section 23.4, then Continued Services and Disengagement Services will also be provided for the terminated Services to the extent such Continued Services and Disengagement Services would not be in violation of Applicable Law.
XXIV. GENERAL TERMS OF AGREEMENT
24.1    Authority. Each Party represents and warrants that it has the authority to enter into this Services Agreement and to be bound by its terms, and that it has been executed by all necessary and authorized individuals.
24.2    Survival. The terms of Articles XI, XXI, XXIII, XXIV and Sections 9.2, 9.3, 9.4, 14.1 (with respect to indemnification obligations), 15.1, 15.2, 15.4, 15.5 (solely with respect to the last three sentences and the perpetual license of 15.5, but not to any other use of Intermountain RCO Data),

16.4, 18.5, 18.6, 18.7, 18.9(a)18.9, 19.1 and 20.4 of this Services Agreement shall survive the expiration or termination of this Services Agreement to the extent applicable, but no such survival will require a continuation of Services (or payment for Services performed) after expiration or termination except for Continued Services and Disengagement Services during the extended Term as provided in Section 23.8 and Exhibit 23.8. Any other provisions that expressly or by their nature should survive expiration or other termination will also survive to the extent applicable. Termination of this Services Agreement will not excuse any fees, payments or credits that accrue or become due prior to termination or any payments for Continued Services and Disengagement Services under Section 23.8 and Exhibit 23.8.
24.3    Signing Authority. No amendment or contract between the Parties will be binding on Intermountain Healthcare or R1 unless signed by a Vice President or President in the case of Intermountain Healthcare, or a Senior Vice President, the General Counsel or the Chief Executive Officer in the case of R1.
24.4    No-Hire. As a result of, and in connection with, their respective activities under this Services Agreement, R1 and Intermountain Healthcare will become familiar with the employees of one another. During the Term of this Services Agreement, and for a period of eighteen (18) months thereafter, R1 agrees not to hire or offer employment to any employee of Intermountain Healthcare, without the express written consent of Intermountain Healthcare (such consent is deemed given for employees to be transitioned to R1 in accordance with the Transition Work Plan). During the Term of this Services Agreement, and for a period of eighteen (18) months thereafter, Intermountain Healthcare agrees not to hire or offer employment or a service opportunity to any employee of R1 for employment or service, without the express written consent of R1; provided, however, that after the first five (5) months tollowing the Commencement Date, such restriction shall be limited to employment or service in the area of revenue cycle operations. This prohibition against offers is not breached by a Party by its advertisements (e.g., “help wanted ads”) or other solicitations that are of a general nature (e.g., in newspapers or other publications or on the Internet) that are not specifically targeted to the employees of the other Party (a “General Solicitation”). Nothing herein prohibits IMH from hiring or soliciting for hire at any time any person whose employment with R1 is terminated by R1. This Section 24.4 and these restrictions do not apply to a Party if this Services Agreement is terminated by such Party under Section 23.3, 23.5(e) or 23.6 of this Services Agreement or if the other Party seeks protection under the bankruptcy laws or becomes insolvent. For example, in such situations, the terminating Party may solicit and make offers to, and may hire or engage the services of, any employees of the other Party. Likewise, any solicitations or hiring permitted pursuant to Exhibit 23.8 (Disengagement Services) shall not be a violation of this Section 24.4.
24.5    Disclaimers. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER INTERMOUNTAIN HEALTHCARE NOR R1 MAKES ANY OTHER REPRESENTATION OR WARRANTIES WITH RESPECT TO THIS SERVICES AGREEMENT AND EACH EXPLICITLY DISCLAIMS ALL OTHER REPRESENTATIONS AND

WARRANTIES, EXPRESS OR IMPLIED WITH RESPECT TO THIS SERVICES AGREEMENT. THESE DISCLAIMERS DO NOT NEGATE, LIMIT OR AMEND THE BAA, MALWARE AND SERVICES AGREEMENT, ACCESS AND CONFIDENTIALITY AGREEMENT, ANY INVESTMENT AGREEMENT OR ANY REAL ESTATE, LEASE, OR SUBLEASE AGREEMENT BETWEEN THE PARTIES.
24.6    Record Retention. In addition to R1’s obligations in this Services Agreement, the Parties will each retain standard records and supporting documentation as required by applicable tax authorities and statutory legal requirements and will make those records available to one another upon reasonable request if and as required by Applicable Law.
24.7    Force Majeure. Each Party will be excused from performance under this Services Agreement (other than obligations to make payments that become due under this Services Agreement) for any period and to the extent that it is prevented from or delayed in performing any obligation pursuant to this Services Agreement in whole, or in part, as a result of a Force Majeure Event (as defined below). However, Intermountain Healthcare will not be required to make payment for Services that are not performed due to a Force Majeure Event. If either Party is prevented from, or delayed in performing any of its obligations under this Services Agreement by a Force Majeure Event, it shall promptly notify the other Party of the occurrence of such Force Majeure Event and describe, in reasonable detail, the circumstances constituting the Force Majeure Event and the obligations which it will be delayed or prevented from performing as a result of the Force Majeure event. “Force Majeure Events” shall mean the occurrence of an event or circumstance beyond the reasonable control and anticipation of a Party, including, but not limited to, any change in state or federal statutes which would preclude a Party from performing its obligations under this Services Agreement, provided that (i) the non-performing Party is without fault in causing or failing to prevent such occurrence and (ii) such occurrence cannot be circumvented by reasonable precautions and could not have been circumvented through the use of commercially reasonable alternative sources, alternate plans or other means. The excused Party must exercise its diligent and continuous best efforts to overcome the Force Majeure Event and resume performance. If a significant portion of the Services cannot be performed in all material respects because of a Force Majeure Event lasting more than four weeks, Intermountain Healthcare may terminate this Services Agreement upon notice to R1 without any liability for such termination and without any Termination Fee, but Section 23.8 (Disengagement Services) will apply and Section 24.4 will not restrict IMH or prevent it from any offering or hiring.
24.8    Taxes. All service charges, fees, expenses and other amounts due under this Services Agreement are exclusive of all taxes. Intermountain Healthcare shall be responsible for payment of all taxes incurred or assessed on the Services, including any applicable sales and use tax, if any. As a non-profit corporation, Intermountain Healthcare does not expect to be liable or obligated for any such taxes. Intermountain Healthcare will provide evidence of its tax-exempt status to R1 upon request. R1 will cooperate with Intermountain Healthcare’s reasonable requests to assert and preserve its tax-exempt status. Each Party shall be responsible for taxes based on its own net income, employment taxes of its own employees and taxes on property it owns.
24.9    Assignment. This Services Agreement may not be assigned by either Party without the prior written consent of the other Party which may not be unreasonably withheld, provided, however, that this Services Agreement may be assigned by a Party, without the consent of the other Party, (i) in connection with the sale of substantially all of the assets of such Party, (ii) by operation of law in connection with a merger or reorganization (including a sale of all or a majority of the equity securities of the Party) that includes transfers of all or substantially all of the assets of the Party, or (iii) to a wholly owned subsidiary of such Party (provided that the Party guarantees in writing the performance and obligations of such subsidiary). Any assignee of this Services Agreement must confirm in writing to the non-assigning Party that the assignee has assumed all of the assigning Party’s duties and obligations under this Services Agreement.
24.10    Relationship of Parties. In connection with this Services Agreement, each Party is an independent contractor. Except as expressly provided in this Services Agreement, R1 does not undertake, hereunder or otherwise, to perform any obligation of Intermountain Healthcare, whether legal, regulatory or contractual, or to assume any responsibility for Intermountain Healthcare’s business or operations. This Services Agreement establishes and shall only be construed as establishing a contract between unrelated business entities for the provision and purchase of certain services and does not and shall not be deemed to create a joint venture, partnership, fiduciary or agency relationship between the Parties for any purpose. With respect to its own personnel, each Party is independently responsible for all obligations incumbent upon an employer, but this does not excuse R1 from its obligations to provide Services in accordance with this Services Agreement.
24.11    Notice. Notices to R1 and Intermountain Healthcare required by this Services Agreement shall be sent via certified first-class mail, or overnight delivery, to the following respective addresses, and shall be deemed received by the Receiving Party three (3) business days after being mailed certified first class, or one (1) day after being sent by overnight delivery:

R1 RCM Inc. Attention: Joseph Flanagan, President and CEO 401 N. Michigan 27th Floor Chicago, Illinois 60611	Intermountain Healthcare Attention: Bert Zimmerli, Executive Vice President and CFO 36 South State Street 23rd Floor Salt Lake City, UT 84111
With a copy to: R1 RCM Inc. Attention: General Counsel 401 N. Michigan 27th Floor Chicago, Illinois 60611	With a copy to: Intermountain Healthcare Attention: General Counsel 36 South State Street, 22nd Floor Salt Lake City, UT 84111
24.12    Severability. If any provision of this Services Agreement is declared invalid, unenforceable or void by a court of competent jurisdiction, such decision shall not have the effect of invalidating or voiding the remainder of this Services Agreement. Rather, it is the intent of the Parties that in such an event this Services Agreement will be deemed amended by modifying such provision to render it valid and enforceable while preserving the original intent of the Parties. If that is not possible, the Parties shall agree on a substitute provision which is legal and enforceable, and which achieves the same objective as the original provision to the extent possible.
24.13    No Third-Party Beneficiaries. Nothing in this Services Agreement is intended or shall be construed to confer upon any person (other than the Parties hereto and the indemnified parties specifically identified herein) any rights, benefits or remedies of any kind or character whatsoever, and no person or entity shall be deemed a third-party beneficiary under or by reason of this Services Agreement.
24.14    Amendment. Except as explicitly provided for herein or in an Exhibit hereto, this Services Agreement may only be amended or modified by execution of a written amendment or modification signed by both Parties.
24.15    Entire Agreement. This Services Agreement, including the Exhibits and accompanying schedules and plans contemplated by its terms, constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter. There are no representations, understandings or agreements related to this Services Agreement which are not fully expressed in this Services Agreement. This Section does not negate, limit, or apply to any NDA, the BAA, the Malware and Security Agreement, or any Access and Confidentiality Agreement.
24.16    Governing Law. This Services Agreement will be governed by and construed in accordance with the laws of the State of Utah.
24.17     Subcontractors. To the extent that R1 uses any subcontractors, R1 Contractors and Affiliates for any Services or any other purpose relating to this Services Agreement, any provision (e.g., R1’s confidentiality obligations) in this Services Agreement that applies to R1 or its employee and should reasonably also apply to such subcontractors, R1 Contractors or Affiliates will also apply to them and R1 will be responsible for their compliance therewith and will be liable for their negligence, misconduct or breach.
24.18    Use of the Intermountain Name.

(a)
Use of the Intermountain Name. The term “Intermountain Name” means Intermountain Healthcare or IHC Health Services, Inc. or any other name by which IMH is recognized or any logo of IMH. R1 may use the Intermountain Name as reasonably needed to accurately identify Intermountain as a user of the Services. But any such use of the Intermountain Name in a publication or press release, in marketing, promotional or advertising materials, on a website, or other than in private communications will require prior approval as described below. The Intermountain Name may not be used by R1 as a service mark, trademark, or brand for any product or service of R1.

(b)
Approval. Use by or for R1 of any Intermountain Name in a publication or press release, in marketing, promotional or advertising materials, on a website, or other than in private communications will require the prior written approval of the Communications Department of IMH. To obtain approval, R1 must fully and accurately disclose to the Communications Department the manner and context of the use. The manner and context of use may be considered in deciding whether or not to give the approval. Once approval for a specific use is given, repeat approval of the same use is not needed unless there is a significant change in the manner or context in which the Intermountain Name is used. But Intermountain may, at its reasonable discretion, withdraw approval of a particular use that was previously approved.

(c)
Endorsement, Sponsorship and Affiliation. In no event, may R1 use any Intermountain Name in any manner or context that states, suggests or implies: (a) that IMH endorses or sponsors any products or services of R1 or a third party, or (b) that IMH is affiliated with R1 in any way other than as a minority owner of R1 or a customer of R1 consistent with the formal written agreements between the Parties. Notwithstanding the foregoing, R1 shall be permitted to truthfully inform current and prospective customers that IMH is a customer of R1.

(d)
Names of Individuals. In no event will R1 use the name of any Intermountain Individual on a website or in any manner to market, promote, or advertise any products or services without the prior written consent in each case of the Intermountain Individual and the approval of the Communications Department of IMH. “Intermountain Individual” means a natural person who is in the management of IMH or its Affiliate or who is a physician, healthcare provider, researcher, employee or volunteer of IMH or its Affiliate. With respect to such approval, the provisions of Subsections (b) to (d) will apply on a mutatis mutandis basis to the extent reasonable.

(e)
Law or Regulation. Disclosure of an Intermountain Name or Intermountain Individual’s name, to the extent required by applicable law or regulation (e.g., as needed to comply with the reporting requirements of federal or state law or regulation), will not be subject to the restrictions of this Section.

24.19    Appropriate Use. In no event will any Party use any name or likeness of the other Party, including the Intermountain Name with respect to uses by R1, in any manner or context that is misleading, false, unethical or unlawful.
24.20    Counterparts and Execution. This Services Agreement may be executed in counterparts, each of which shall be deemed to be an original, which together shall constitute a binding agreement. Each person signing below represents that she or he has the authority to sign this Services Agreement for and on behalf of the Party for whom she or he is signing.

[Remainder of Page Intentionally Left Blank]

Agreed to and Accepted by:

R1 RCM Inc. By:/s/ Joseph Flanagan Name: Joseph Flanagan Its: President and CEO	IHC Health Services, Inc. By: /s/ Mark A. Runyon Name: Mark A. Runyon Its: VP Operational Finance

Amended and Restated Services Agreement Signature Page